Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

VERINT SYSTEMS INC.,

COMVERSE TECHNOLOGY, INC.

and

VICTORY ACQUISITION I LLC

dated as of

August 12, 2012

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit A:	Voting Agreement
Exhibit B:	Governance and Repurchase Rights Agreement
Exhibit C:	Distribution Agreement
Exhibit D:	Employee Matters Agreement
Exhibit E:	Tax Disaffiliation Agreement
Exhibit F:	Transition Services Agreement
Exhibit G:	Releases

CHUCKTAYLOR DISCLOSURE LETTER

VICTORY DISCLOSURE LETTER

-v-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of August 12, 2012, is by and among Comverse Technology, Inc., a New York corporation (“Chucktaylor”), Verint Systems Inc., a Delaware corporation (“Victory”), and Victory Acquisition I LLC, a Delaware limited liability company and wholly owned Subsidiary of Victory (“Merger Sub”).

RECITALS

1. The board of directors of Chucktaylor has approved a process to pursue the distribution of 100% of the shares of common stock of Comverse, Inc., a Delaware corporation and wholly owned Subsidiary of Chucktaylor (“Chuck”), to the Chucktaylor Shareholders (the “Distribution”), it being understood that the board of directors of Chucktaylor may, alternatively, approve and pursue a Chuck Disposition (as defined below);

2. The boards of directors of Chucktaylor, Victory, upon the unanimous recommendation of the special committee of Victory consisting solely of independent directors of Victory (the “Special Committee”), and Merger Sub have each approved and declared advisable this Agreement and the Merger, which will be consummated following the Distribution, on the terms and subject to the conditions set forth in this Agreement and in accordance with the DLLCA and the NYBCL;

3. As a condition to enter into this Agreement, Chucktaylor is entering into a voting agreement, a copy of which is attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which Chucktaylor has irrevocably agreed, subject to the terms and conditions set forth therein, to approve this Agreement and the Transactions, including the Merger;

4. Simultaneously with the execution of this Agreement, Chucktaylor and Victory are entering into a Governance and Repurchase Rights Agreement, a copy of which is attached hereto as Exhibit B (the “Governance and Repurchase Agreement”), pursuant to which, among other things, upon the occurrence of certain events contemplated by this Agreement, Victory will be entitled to purchase certain shares of Victory Preferred Stock and/or Victory Common Stock, Chucktaylor will have the right to request that Victory purchase certain shares of Victory Preferred Stock and/or Victory Common Stock and Chucktaylor will have certain rights to representation on the board of directors of Victory, subject to the terms and conditions set forth therein;

5. As a condition to the consummation of the Transactions, Chuck, Victory and J.P. Morgan, in its capacity as escrow agent (or such other escrow agent as may be mutually agreed by Victory and Chucktaylor), will prior to the consummation of the Distribution or the Chuck Disposition, enter into an Escrow Agreement (the “Escrow Agreement”), on terms and conditions reasonably satisfactory to each of the parties thereto; and

6. The Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations and, by approving the resolutions authorizing this Agreement, to adopt this Agreement as a “plan of reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Accordingly, each of the Parties hereby agrees as follows:

I. TRANSACTION

1.01 Closing. On the terms and subject to the conditions set forth in this Agreement, the consummation of the Merger (the “Closing”) will take place at the offices of Jones Day, 222 East 41st Street, New York, New York, at 10:00 a.m., local time on the date that is no earlier than February 1, 2013 after satisfaction or waiver of all of the conditions set forth in Article V (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions) or at such other place, time or date as Victory and Chucktaylor agree in writing; provided, further, however, that in the event that, after consulting with the staff of the Commission, Victory acting in good faith determines to present the consolidated financial statements of Victory in accordance with the Victory Accounting Obligations, the Closing will occur, as promptly as practicable, following the respective filing of the Annual Report on Form 10-K by each of Chuck and Chucktaylor with the Commission for the fiscal year ended January 31, 2013 and the satisfaction or waiver of all of the conditions set forth in Article V (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at or immediately prior to the Closing, but subject to the satisfaction or, where permitted, the waiver of those conditions). The date on which the Closing occurs is referred to as the “Closing Date.”

1.02 The Merger. (a) On the terms and subject to the conditions of this Agreement, Chucktaylor will be merged (the “Merger”) with and into Merger Sub in accordance with the provisions of the DLLCA and the NYBCL. At the Effective Time of the Merger, Merger Sub will be the surviving entity and continue its existence as a limited liability company under the State of Delaware (the “Surviving Company”) and will continue to be a wholly owned Subsidiary of Victory, and the separate corporate existence of Chucktaylor will cease.

(b) On the terms and subject to the conditions of this Agreement, as soon as practicable on the Closing Date, the Parties will file certificates of merger (together, the “Certificates of Merger”) with the Secretary of State of the State of Delaware and the Department of State of the State of New York, in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA and the NYBCL. The Merger will become effective at such date and time as is specified in the Certificates of Merger and as is agreed to by Victory and Chucktaylor (such date and time, the “Effective Time”).

(c) At the Effective Time, the Merger will have the effects set forth in this Agreement and the applicable provisions of the DLLCA and the NYBCL. Without limiting the generality or effect of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of Chucktaylor and Merger Sub will vest in the Surviving Company and all debts, liabilities and duties of Chucktaylor and Merger Sub will become the debts, liabilities and duties of the Surviving Company.

(d) The certificate of formation of Merger Sub in effect at the Effective Time will be and remain the certificate of formation of the Surviving Company, until thereafter changed or amended as provided in the operating agreement of the Surviving Company or by applicable Law. The operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, will be and remain the operating agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(e) The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Company until their respective successors are duly appointed and qualified in the manner provided by the certificate of formation and operating agreement of the Surviving Company or as otherwise provided by applicable Law. The officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Company until their respective successors are duly appointed and qualified in the manner provided by the certificate of formation and operating agreement of the Surviving Company or as otherwise provided by applicable Law.

1.03 Conversion Of Equity Securities In The Merger. At the Effective Time, by virtue of the Merger and without any action on the part of Chucktaylor, Victory, Merger Sub or any of the holders of the following securities:

(a) Limited Liability Company Interest of Merger Sub. The 100% limited liability company interests in Merger Sub issued to Victory and outstanding immediately prior to the Effective Time will by virtue of the Merger be unaffected by the Merger and will remain outstanding, and Victory will continue as the sole member of the Surviving Company.

(b) Cancellation of Treasury Stock and Victory-Owned Stock. Each share of Chucktaylor Common Stock that is owned by Chucktaylor as treasury stock and any shares of Chucktaylor Common Stock owned by Victory or Merger Sub will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor.

(c) Effect on Victory Common Stock and Victory Preferred Stock. Each share of Victory Common Stock not owned by Chucktaylor issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Effective Time. Each share of Victory Common Stock and Victory Preferred Stock that is owned by Chucktaylor immediately prior to the Effective Time will automatically be canceled and will cease to exist and no consideration will be delivered in exchange therefor. Each share of Victory Preferred Stock that is outstanding immediately prior to the Effective Time and not owned by Chucktaylor will automatically be canceled and will cease to exist and will be converted into Victory Common Stock in accordance with the terms of the Certificate of Designation.

(d) Conversion of Chucktaylor Common Stock. Subject to Section 1.07, each issued and outstanding share of Chucktaylor Common Stock (other than shares to be canceled in accordance with Section 1.03(b)) will be converted into the right to receive that number of fully paid and nonassessable shares of Victory Common Stock equal to the Exchange Ratio. The shares of Victory Common Stock to be issued upon the conversion of shares of Chucktaylor Common Stock pursuant to this Section 1.03(d) and cash, without interest, in lieu of fractional shares as contemplated by Section 1.07 are referred to collectively as “Merger Consideration.” As of the Effective Time, all such shares of Chucktaylor Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and any holder of a certificate or book-entry shares formerly representing any such shares of Chucktaylor Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such certificate or book-entry share. The issuance of Victory Common Stock in connection with the Merger is referred to as the “Victory Stock Issuance.”

1.04 Exchange Of Certificates. Prior to the Closing, Victory will appoint American Stock Transfer and Trust Company as exchange agent (the “Exchange Agent”). At or prior to the Effective Time, Victory will deposit with the Exchange Agent, for the benefit of the holders of shares of Chucktaylor Common Stock, for exchange in accordance with this Article I through the Exchange Agent, evidence in book entry form representing the shares of Victory Common Stock issuable pursuant to this Article I in exchange for outstanding shares of Chucktaylor Common Stock (such shares of Victory Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent will, pursuant to irrevocable instructions, deliver the Victory Common Stock to be issued pursuant to this Article I out of the Exchange Fund. The Exchange Fund will not be used for any other purpose.

1.05 Exchange Procedures. As soon as reasonably practicable after the Effective Time of the Merger, and to the extent not previously distributed in connection with the Distribution, the Exchange Agent will mail to any holder of record of outstanding shares of Chucktaylor Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.03, (a) a letter of transmittal and (b) instructions for use in effecting the exchange of any shares of Chucktaylor Common Stock for Merger Consideration. Upon delivery to the Exchange Agent of the letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Chucktaylor Common Stock will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article I. Until exchanged as contemplated by this Section 1.05, any Chucktaylor Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange the Merger Consideration as contemplated by Section 1.03.

1.06 No Further Ownership Rights In Chucktaylor Common Stock. The Merger Consideration issued in accordance with the terms of this Article I upon conversion of any shares of Chucktaylor Common Stock will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Chucktaylor Common Stock, and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Chucktaylor Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Chucktaylor Common Stock are presented to the Surviving Company or the Exchange Agent for any reason, they will be canceled and exchanged as provided in this Article I.

1.07 No Fractional Shares. (a) No certificates or scrip representing fractional shares of Victory Common Stock will be issued upon the conversion of Chucktaylor Common Stock pursuant to Section 1.03, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of Victory Common Stock. For purposes of this Section 1.07, all fractional shares to which a single record holder would be entitled will be aggregated, and calculations will be rounded to three decimal places.

(b) Fractional shares of Victory Common Stock that would otherwise be allocable to any former holders of Chucktaylor Common Stock in the Merger will be aggregated, and no holder of Chucktaylor Common Stock will receive cash equal to or greater than the value of one full share of Victory Common Stock. The Exchange Agent will promptly cause the whole shares obtained thereby to be sold, in the open market or otherwise as directed by Victory, and in no case later than 30 Business Days after the Effective Time. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Chucktaylor Common Stock entitled to receive such cash. Payment of cash in lieu of fractional shares of Victory Common Stock will be made solely for the purpose of avoiding the expense and inconvenience to Victory of issuing fractional shares of Victory Common Stock and will not represent separately bargained-for consideration.

1.08 Distributions With Respect To Unexchanged Shares. No dividends or other distributions with respect to Victory Common Stock with a record date after the Effective Time will be paid to the holder of any Chucktaylor Common Stock with respect to the shares of Victory Common Stock issuable upon exchange thereof, and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to Section 1.07, until, in each case, the exchange of such Chucktaylor Common Stock in accordance with this Article I. Subject to applicable Law, following the exchange of any such Chucktaylor Common Stock, there will be paid to the holder of the certificate representing whole shares of Victory Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Victory Common Stock to which such holder is entitled pursuant to Section 1.07 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Victory Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such exchange payable with respect to such whole shares of Victory Common Stock.

1.09 Withholding Rights. Victory, the Surviving Company or the Exchange Agent, as the case may be, will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Any withheld amounts will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

1.10 Termination Of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the shares of Chucktaylor Common Stock for twelve months after the Effective Time will be delivered to Victory, upon demand, and any holders of the shares of Chucktaylor Common Stock who have not theretofore complied with this Article I will thereafter look only to Victory for the Merger Consideration and any dividends or other distributions with respect to Victory Common Stock to which they are entitled pursuant to this Article I. Any portion of the Exchange Fund (and all dividends or other distributions payable pursuant to Section 1.08) remaining unclaimed by holders of shares of Chucktaylor Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of Victory free and clear of any claims or interest of any Person previously entitled thereto.

1.11 Lost Certificates. If any certificate representing Chucktaylor Common Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, and, if required by Victory, the Surviving Company or the Exchange Agent, the posting by such Person of a bond in such amount as Victory or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed certificate, the Merger Consideration to be paid in respect of the shares of Chucktaylor Common Stock formerly represented thereby pursuant to this Article I.

1.12 Chucktaylor Stock Options, RSUs and DSUs. (a) Chucktaylor will cause each option to purchase shares of Chucktaylor Common Stock (a “Chucktaylor Option”) that is outstanding 20 Business Days prior to the Effective Time to become fully vested and exercisable, and each holder of such Chucktaylor Option will be given an opportunity to exercise such Chucktaylor Option by no later than three Business Days prior to the Effective Time. By virtue of the Merger, each Chucktaylor Option that is outstanding immediately prior to the Effective Time, whether or not then vested and exercisable (including each such Chucktaylor Option that remains outstanding due to the fact that it was not previously exercised as contemplated by the immediately preceding sentence), will become fully vested and exercisable immediately prior to the Effective Time, and then will be canceled immediately prior to the Effective Time, and the holder thereof will, subject to applicable tax withholdings, be entitled to receive from Chucktaylor an amount in cash, if any, equal to the product of (i) the excess, if any, of (A) the Exchange Ratio multiplied by the Average Closing Price, minus (B) the exercise price per share of Chucktaylor Common Stock subject to such Chucktaylor Option, with the aggregate amount of such payment rounded up to the nearest cent, and (ii) the total number of shares of Chucktaylor Common Stock subject to such Chucktaylor Option outstanding immediately prior to the Effective Time (the “Option Consideration”). The Option Consideration, less applicable tax withholding, will be paid by Chucktaylor in a lump sum, without interest, immediately prior to the Effective Time.

(b) By virtue of the Merger, each restricted stock unit, deferred stock unit or similar right, in each case representing a right to receive one share of Chucktaylor Common Stock (a “Chucktaylor Unit”), including each “performance share award” denominated in Chucktaylor Units, which is outstanding immediately prior to the Effective Time, will become fully vested, and then will be canceled immediately prior to the Effective Time, and the holder thereof will, subject to applicable tax withholdings, be entitled to receive the Merger Consideration (the “Unit Consideration”) in the same manner as a holder of Chucktaylor Common Stock pursuant to Section 1.03. Notwithstanding the foregoing, any Chucktaylor Unit that constitutes, either in whole or in part, a deferral of compensation subject to Section 409A of the Code, will, as of immediately prior to the Effective Time, instead become a vested right to receive the Unit Consideration, payable when such Chucktaylor Unit would otherwise have been settled in accordance with its terms.

(c) By virtue of the Merger, each restricted stock unit, deferred stock unit or similar right, in each case representing a right to receive an amount of cash based upon the value of one share of Chucktaylor Common Stock (a “Chucktaylor Cash Unit”), including each “performance share award” denominated in Chucktaylor Cash Units, which is outstanding immediately prior to the Effective Time, will become fully vested immediately prior to the Effective Time, and then will be canceled immediately prior to the Effective Time, and the holder thereof will, subject to applicable tax withholdings, be entitled to receive from Chucktaylor an amount in cash, if any, equal to the product of (i) the Exchange Ratio multiplied by the Average Closing Price, with the aggregate amount of such payment rounded up to the nearest cent and (ii) the total number of shares of Chucktaylor Common Stock subject to such Chucktaylor Cash Unit outstanding immediately prior to the Effective Time (the “Cash Unit Consideration”). The Cash Unit Consideration, less applicable tax withholding, will be paid by Chucktaylor in a lump sum, without interest, immediately prior to the Effective Time. Notwithstanding the foregoing, any Chucktaylor Cash Unit that constitutes, either in whole or in part, a deferral of compensation subject to Section 409A of the Code, will, as of immediately prior to the Effective Time, instead become a vested right to receive the Cash Unit Consideration, payable by Chucktaylor when such Chucktaylor Cash Unit would otherwise have been settled in accordance with its terms.

(d) As soon as practicable following the Distribution or the Chuck Disposition (as applicable), Chucktaylor will deliver to Victory a copy of Section 1.12(d) of the Chucktaylor Disclosure Letter, setting forth a list of all (i) Chucktaylor Equity Interests and (ii) Chucktaylor Cash Units, in all cases that remain outstanding immediately following the Distribution, including, with respect to each such Chucktaylor Equity Interest and Chucktaylor Cash Unit, (A) the holder thereof, (B) the date of grant/purchase, (C) the grant/purchase price, and (D) the name of the equity plan pursuant to which the award was granted and to the extent the payment in respect of such award is required to be delayed, the date on which such award is required to be settled.

(e) Chucktaylor will take all actions necessary under applicable Chucktaylor Compensation And Benefit Plans to effectuate the provisions of this Section 1.12.

II. REPRESENTATIONS AND WARRANTIES OF CHUCKTAYLOR

Chucktaylor hereby represents and warrants to Victory that, except as (i) set forth in the applicable section (or another section to the extent provided in Section 7.13) of the Chucktaylor Disclosure Letter or (ii) other than with respect to Section 2.04(a), to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the Commission by Chucktaylor since July 28, 2011 and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

2.01 Due Organization, Good Standing And Corporate Power. (a) Chucktaylor is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Chucktaylor MAE, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Chucktaylor is duly qualified or licensed to do business and is in good standing in the jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Chucktaylor MAE.

2.02 Authorization Of Agreement. The execution, delivery and performance of this Agreement and each of the Other Transaction Agreements by Chucktaylor, and the consummation by Chucktaylor of the Transactions, have been duly authorized and approved by the board of directors of Chucktaylor, and, except for the Chucktaylor Shareholder Approval, no other corporate or shareholder action on the part of Chucktaylor is necessary to authorize the execution, delivery and performance of this

Agreement and the Other Transaction Agreements or the consummation of the Transactions. This Agreement, the Governance and Repurchase Agreement and the Voting Agreement have been, and each of the Other Transaction Agreements, when executed, will be, duly executed and delivered by Chucktaylor and to the extent that it is a party thereto, each is (or when executed will be) a valid and binding obligation of Chucktaylor, enforceable against Chucktaylor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (such exception, the “Enforceability Exception”).

2.03 Consents And Approvals; No Violations. Assuming (a) the applicable requirements of the Securities Act and the Exchange Act have been satisfied, (b) the requirements under any applicable state securities or blue sky Laws have been satisfied, (c) the requirements of the NASDAQ in respect of the listing of the shares of Victory Common Stock to be issued hereunder have been satisfied, (d) the filing of the Certificates of Merger and other appropriate merger documents, if any, as required by the DLLCA and the NYBCL, have been made, (e) the requirements of any Takeover Statute have been satisfied, and (f) the Chucktaylor Shareholder Approval is obtained, the execution and delivery of this Agreement and the Other Transaction Agreements by Chucktaylor and the consummation by Chucktaylor of the Transactions do not and will not: (i) violate or conflict with any provision of its certificate of incorporation or by-laws, (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Chucktaylor by which any of its properties or assets may be bound, (iii) require any Governmental Approval, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest in effect as of the Closing upon any properties or Assets of Chucktaylor or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Chucktaylor Contract, excluding in the case of clause (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests that would not reasonably be expected to have, individually or in the aggregate, a Chucktaylor MAE.

2.04 Capital Structure. The authorized capital stock of Chucktaylor consists of 600,000,000 shares of common stock, par value $0.10 per share (the “Chucktaylor Common Stock”), of which 219,229,956 shares of Chucktaylor Common Stock were issued and outstanding as of July 31, 2012. From July 31, 2012 through the execution and delivery of this Agreement, the Company has not issued or repurchased any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, other than pursuant to outstanding options and deferred stock unit awards. All issued and outstanding shares of Chucktaylor Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the execution and delivery of this Agreement, the outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Chucktaylor Common Stock or any capital stock equivalent (including shares of restricted Chucktaylor Common Stock) or other nominal interest in Chucktaylor which relate to Chucktaylor (collectively, “Chucktaylor Equity Interests”) pursuant to which Chucktaylor is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Chucktaylor Equity Interests are as set forth in Section 2.04(a) of the Chucktaylor Disclosure Letter. As of the Effective Time, no Chucktaylor Equity Interests will be outstanding or otherwise exist. There are no outstanding obligations of Chucktaylor to repurchase, redeem or otherwise acquire any outstanding securities of Chucktaylor Equity Interests.

(b) Exhibit 21.1 of Chucktaylor’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012 identifies each Chucktaylor Subsidiary as of such date (including its jurisdiction of incorporation or formation). The separate corporate existence of each of Chuck, Gaya Software Industries Ltd., Exalink Ltd., CTI Capital Corp., Comverse Holdings, Inc., and Comverse Australasia Pty. Ltd. has at all times been maintained, and each such entity has observed all requisite corporate formalities in compliance with all applicable Laws such that a claimant of any such entity could not “pierce the corporate veil” and cause Chucktaylor to be held responsible for any Liabilities of any such entity.

(c) Except as set forth in Section 6.13 of the Tax Disaffiliation Agreement, following the Distribution (or, alternatively, the Chuck Disposition) and as of immediately prior to the Effective Time, Chucktaylor (i) will have no Subsidiaries and (ii) will not, directly or indirectly, own any capital stock or other voting securities or equity interests in any Person, except in each case, for Victory and its Subsidiaries.

(d) Chucktaylor has good and valid title to the shares of Victory Common Stock and Victory Preferred Stock set forth on Section 2.04(d) of the Chucktaylor Disclosure Letter, which securities are as of the date hereof, and will be as of the Closing, free and clear of any Security Interests.

(e) Since its incorporation, Comverse Holdings, Inc. has been a holding company that does not actively engage in any business or conduct any operations other than ownership of equity in its Subsidiaries. Comverse Holdings, Inc. does not, has not and will not manufacture, sell, offer for sale or import any product or service.

2.05 Intellectual Property. (a) (i) To the Knowledge of Chucktaylor, the business of Chucktaylor as currently conducted and as conducted in the last seven years by Chucktaylor has not and does not infringe, misappropriate or otherwise violate any Intellectual Property right of any third party, (ii) during the past three years no third party has made any written claim or demand or instituted any Action against Chucktaylor, or to the Knowledge of Chucktaylor, threatened the same, and Chucktaylor has not received any written notice, that (A) challenges the rights of Chucktaylor in respect of any Intellectual Property utilized by Chucktaylor or (B) asserts that Chucktaylor is or was infringing, misappropriating or otherwise violating the Intellectual Property rights of any third party, and (iii) no Intellectual Property utilized by Chucktaylor is subject to any outstanding Order by or with any Governmental Authority.

(b) Section 2.05(b) of the Chucktaylor Disclosure Letter sets forth a complete and accurate list of Intellectual Property that is or was owned by Chucktaylor currently or at any time during the last seven years.

(c) Section 2.05(c) of the Chucktaylor Disclosure Letter sets forth a complete and accurate list of all Contracts that Chucktaylor is currently a party to or was a party during the last seven years under which Chucktaylor is licensed or otherwise granted rights to any Intellectual Property from a third party or under which Chucktaylor licensed or otherwise granted rights to any Intellectual Property to a third party.

(d) This Section 2.05 constitutes the sole and exclusive representations and warranties of Chucktaylor with respect to any Intellectual Property.

2.06 Litigation, Compliance With Laws And Other Matters. (a) There are no Actions pending against Chucktaylor or with respect to Chucktaylor or any of its properties, assets or rights or, to the Knowledge of Chucktaylor, any of the officers or directors of Chucktaylor, or to the Knowledge of Chucktaylor, threatened against Chucktaylor, that have had or would reasonably be expected to have, individually or in the aggregate, a Chucktaylor MAE. Neither Chucktaylor nor any of its properties, rights or assets is subject to any Order that has had or would reasonably be expected to have, individually or in the aggregate, a Chucktaylor MAE. Since June 30, 2009, there have not been, nor are there currently pending, any internal investigations or inquiries being conducted by Chucktaylor, the board of directors of Chucktaylor (or any committee thereof) or, at the request of any of the foregoing, by any third party concerning any actual or alleged financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues relating to Chucktaylor, except for those that are not or would not reasonably be expected to be, individually or in the aggregate, material to Chucktaylor.

(b) Section 2.06(b) of the Chucktaylor Disclosure Letter sets forth a complete and accurate list of all consent decrees to which Chucktaylor is subject and any voluntary agreements with any Governmental Authority resulting from any Action by any Governmental Authority that impose any continuing duties on Chucktaylor, including any additional reporting or monitoring requirements (collectively, the “Consent Decrees and Voluntary Agreements”). Chucktaylor has performed all obligations required to be performed by it to date under the Consent Decrees and Voluntary Agreements and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Chucktaylor has made available to Victory a true and correct copy of each Consent Decree and Voluntary Agreement.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Chucktaylor MAE, (i) Chucktaylor is conducting its business in compliance with all applicable Laws and (ii) immediately prior to the Effective Time, Chucktaylor will hold, to the extent legally required, all Permits that are required for the operation of its business as conducted as of immediately prior to the Effective Time, and there shall not have occurred any default under any such Permit. None of such Permits will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Chucktaylor MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Chucktaylor MAE, Chucktaylor has not received any written notice from any Person alleging non-compliance with any such Permit.

(d) None of Chucktaylor or, to the Knowledge of Chucktaylor, any current director, officer, agent or employee acting on behalf of Chucktaylor or, since March 10, 2011, any former director or officer acting on behalf of Chucktaylor has used any funds to make, directly or indirectly, any unlawful contribution, gift, bribe, payoff, kickback or other unlawful payment to any United States or foreign government official or employee in violation of the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 or any other applicable Law. None of Chucktaylor, or to the Knowledge of Chucktaylor, any other Person acting on behalf of Chucktaylor has, directly or indirectly, given or agreed to give any corrupt payment, gift or similar benefit to any customer, supplier or any employee of any Governmental Authority or other Person who is or may be in a position to help or hinder Chucktaylor or assist Chucktaylor in connection with any actual or proposed transaction relating to its business.

(e) Since its incorporation, Chucktaylor has been and prior to the Effective Time will be, a holding company that does not actively engage in any business activities or conduct any business operations other than ownership of equity interests in Victory and its Subsidiaries and the Chucktaylor Subsidiaries from time to time. Chucktaylor does not, has not and prior to the Effective Time will not, manufacture, sell, offer for sale or import any product or service.

(f) Chucktaylor is in possession of all books and records (or copies thereof) of Chucktaylor and each of its Subsidiaries as Chucktaylor is required by Law, Contract or other legally binding obligation to possess or maintain.

2.07 Chucktaylor Contracts.

(a) Section 2.07(a) of the Chucktaylor Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of each Chucktaylor Contract. The term “Chucktaylor Contract” means any Contract to which Chucktaylor is or will be a party or by which Chucktaylor or any of its properties or Assets may be bound, other than (i) any Contract that will be terminated or transferred or assigned to Chuck or its Subsidiaries prior to the Effective Time, (ii) any ordinary course Contract that contains standard confidentiality provisions to which Chucktaylor is or will be a party or by which Chucktaylor or any of its properties or assets may be bound, or (iii) any Contracts to which Chucktaylor is or will be a party or by which Chucktaylor or any of its properties or Assets may be bound and under which the obligations of the Surviving Company after the Effective Time will not, in the aggregate, exceed $500,000.

(b) Each Chucktaylor Contract is in full force and effect and is enforceable by Chucktaylor in accordance with its terms, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Chucktaylor MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Chucktaylor MAE, Chucktaylor has performed all obligations required to be performed by it to date under the Chucktaylor Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Chucktaylor has made available to Victory a true and correct copy of each Chucktaylor Contract not otherwise filed by Chucktaylor with the Commission.

(c) No Chucktaylor Contract includes any obligation to indemnify any other Person, guarantee the payment or performance obligation of any Person or to make any loan, advance, capital contribution to, or investment in any other Person.

2.08 Employees and Employee Benefits. (a) For purposes of this Agreement, the term “Chucktaylor Compensation And Benefit Plans” means (i) all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, overtime, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, equity-based, incentive, retention, severance or change-in-control plans or other similar plans, policies, arrangements or agreements, (ii) all employment agreements, (iii) all medical, dental, disability, health and life insurance plans, sickness benefit plans, and (iv) all other employee benefit and fringe benefit plans, policies, arrangements or agreements, in the case of each of (i) through (iv), either (A) maintained or contributed to by Chucktaylor for the benefit of any of their current or former employees or consultants or any of their beneficiaries or (B) pursuant to which Chucktaylor may have any Liability.

(b) Since June 30, 2010, (i) there has not been any labor strike, work stoppage or lockout with respect to the business of Chucktaylor, (ii) Chucktaylor has not received written notice of any unfair labor practice charges against Chucktaylor that are pending before the National Labor Relations Board or any similar state, local or foreign Governmental Authority, and (iii) Chucktaylor has not received written notice of any Action in connection with the business of Chucktaylor that is pending before the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices, including under applicable employment standards and human rights Laws, except, in the case of each of clauses (i), (ii) and (iii) above, for any such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Chucktaylor MAE (in the case of Chucktaylor).

(c) None of Chucktaylor or any of its ERISA Affiliates, or any of their respective predecessors, contributes to, has ever contributed to, has ever been required to contribute to, or otherwise participates in or participated in, or in any way, directly or indirectly, has any Liability with respect to (i) any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or Section 414(f) of the Code, (ii) any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413(c) of the Code, or (iii) any employee benefit plan, fund, program, contract or arrangement that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.

(d) Neither the execution or delivery of this Agreement nor the consummation of the Transactions would, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of Chucktaylor, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, employee or independent contractor, or result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

2.09 Chucktaylor SEC Filings; Financial Statements; Absence Of Changes. (a) Since July 28, 2011, Chucktaylor has timely filed, and will after the date of this Agreement timely file, all registration statements, prospectuses, forms, reports, proxy statements and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be (collectively, including all documents filed on a voluntary basis on Form 8-K, Commission filings filed after the date of this Agreement and prior to the Closing and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the “Chucktaylor SEC Filings”). The Chucktaylor SEC Filings (i) were prepared or will, after the date of this Agreement, be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (“SOX”), as the case may be and (ii) did not at the time they were filed and will not, when filed after the date of this Agreement or when mailed to Chucktaylor Shareholders in the case of any proxy statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, other than with respect to the Distribution Proxy Statement, there are no outstanding or unresolved comments in such comment letters received from the Commission and, to the Knowledge of Chucktaylor, none of the Chucktaylor SEC Filings is subject to ongoing review by the Commission.

(b) Each of the consolidated financial statements included in the Chucktaylor SEC Filings, including the notes and schedules thereto (the “Chucktaylor Financial Statements”), (i) has been prepared from, and is in accordance with, the books and records of Chucktaylor and the Chucktaylor Subsidiaries, (ii) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the Commission with respect to such requirements in effect at the time of such filing, (iii) has been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the Chucktaylor Financial Statements or in the notes to the Chucktaylor Financial Statements and subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnote disclosure, none of which adjustments are expected to be material in nature), and (iv) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Chucktaylor and the Chucktaylor Subsidiaries as of the date and for the periods referred to in the Chucktaylor Financial Statements.

(c) The disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, of Chucktaylor are designed to ensure that all information required to be disclosed by Chucktaylor in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of Chucktaylor by others within Chucktaylor and the Chucktaylor Subsidiaries to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the Commission’s rules and forms. Chucktaylor has evaluated the effectiveness of Chucktaylor’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Chucktaylor SEC Filings that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Except as described in the Chucktaylor SEC Filings, (i) to the Knowledge of Chucktaylor, Chucktaylor does not have any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Chucktaylor’s ability to record, process, summarize and report financial information and (ii) Chucktaylor does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Chucktaylor.

(d) Since December 31, 2010 and except as described in the Chucktaylor SEC Filings, (i) Chucktaylor has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Chucktaylor or its internal accounting controls, including any material complaint, allegation, assertion or claim that Chucktaylor has engaged in questionable accounting or auditing practices and (ii), to the Knowledge of Chucktaylor, no attorney representing Chucktaylor, whether or not employed by Chucktaylor, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Chucktaylor or its officers, directors, employees or agents to the board of directors of Chucktaylor or any committee thereof.

(e) Since April 30, 2012, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, a Chucktaylor MAE.

(f) Chucktaylor has no Liabilities, except (i) as set forth on Section 2.09(f) of the Chucktaylor Disclosure Letter or incurred in the ordinary course of business since April 30, 2012, which, in each case, are Liabilities that will be fully assumed and retained by Chuck pursuant to the Distribution Agreements or will constitute Retained Liabilities that are identified in the Closing Date Positive Net Worth Statement and (ii) Liabilities that are not Known to Chucktaylor as of the Closing Date.

(g) At the Closing Date, Chucktaylor will have a Closing Date Positive Net Worth.

2.10 Taxes. (a) Chucktaylor and any consolidated, combined, unitary or aggregate group for Tax purposes of which Chucktaylor is or has been a member has timely filed all material Tax Returns required to be filed by each of them; all such Tax Returns are true and correct in all material respects, and Chucktaylor has timely paid or withheld and timely paid to the appropriate Tax Authority all material Taxes due (whether or not shown to be due on such Tax Returns).

(b) There is (i) no claim for Taxes being asserted or that has been previously asserted against Chucktaylor that has resulted in a lien against the property of Chucktaylor other than the Permitted Encumbrances listed on Section 2.10(b) of the Chucktaylor Disclosure Letter, (ii) no audit of any material Tax Return of Chucktaylor being conducted or, to the Knowledge of Chucktaylor, threatened by a Tax Authority, other than those audits listed on Section 2.10(b) of the Chucktaylor Disclosure Letter, and (iii) no waiver or extension of any statute of limitations with respect to the assessment or deficiency of any material Taxes granted by Chucktaylor currently in effect other than those waivers or extensions listed on Section 2.10(b) of the Chucktaylor Disclosure Letter.

(c) No written claim or nexus inquiry has been made by a Tax Authority in a jurisdiction where Chucktaylor does not file Tax Returns that Chucktaylor is or may be subject to taxation by that jurisdiction.

(d) Chucktaylor has (i) never been a member of a consolidated, combined, unitary or aggregate group of which Chucktaylor was not the ultimate parent company, (ii) not been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a distribution (not taking into account the Distribution) described in or intended to be governed by Section 355 of the Code (A) within the two-year period ending as of the date of this Agreement, or (B) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions, or (iii) no Liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of state, local or foreign Law) for any Taxes of any Person other than Chucktaylor or any Chucktaylor Subsidiary (including Chuck and its Subsidiaries).

(e) Chucktaylor is not a party to or bound by any Tax sharing or Tax allocation agreement, nor does Chucktaylor have any Liability to another party under any such agreement, other than any such agreements that are pursuant to customary commercial contracts not primarily related to Taxes and such agreements between Chucktaylor and Chuck or Chucktaylor and Victory.

(f) Chucktaylor will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) installment sale or other open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received on or prior to the Closing Date, (iii) a closing agreement described in Section 7121 of the Code or any comparable or similar provision of state, local or foreign Law executed on or prior to the Closing Date, (iv) any change in method of accounting for a taxable period or portion thereof ending on or before the Closing Date, or (v) indebtedness discharged in connection with any election under Section 108(i) of the Code.

(g) There are no Security Interests for Taxes upon the assets of Chucktaylor other than Permitted Encumbrances.

(h) Neither Chucktaylor nor any Person that was a Subsidiary of Chucktaylor at any time before the Distribution has engaged in a “listed transaction” as defined in Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b). For purposes of this representation, the term “Subsidiary of Chucktaylor” shall not include Victory and its Subsidiaries.

(i) Chucktaylor has not obtained any material consents or clearances from or entered into any material settlement or arrangement with any Tax Authority that would be binding on Victory or the Surviving Company for any taxable period (or portion thereof) beginning after the Closing Date.

(j) Chucktaylor is not a party to any advance pricing agreement or any similar Contract or agreement.

(k) No power of attorney is currently in force with respect to any Tax matter that would, in any manner, bind, obligate or restrict Victory or the Surviving Company.

(l) Chucktaylor has never participated in an international boycott within the meaning of Section 999 of the Code.

(m) Chucktaylor is not subject to any gain recognition agreement under Section 367 of the Code.

(n) Except as listed on Section 2.10(n) of the Chucktaylor Disclosure Letter, Chucktaylor has no outstanding ruling request, request to consent to change a method of accounting, subpoena or request for information with or by any Tax Authority.

(o) Chucktaylor will not be required to take into account any item in taxable income on the last day of its taxable year in which the Distribution occurs as a result of any intercompany transaction or excess loss account described in Treasury Regulations Section 1.1502 (or any comparable or similar provision of state, local or foreign Law).

2.11 Broker’s Or Finder’s Fee. Chucktaylor has no liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the Transactions.

2.12 Retained Assets. (a) Chucktaylor has good and valid title to all the Retained Assets, and such Retained Assets are not as of the date hereof, and will not be as of the Closing Date, subject to any Security Interests.

(b) Chucktaylor does not own any real property or any interest therein and is not a party to any Contract or option to purchase any real property or interest therein. Section 2.12(b) of the Chucktaylor Disclosure Letter contains a true and complete list of all real property leased or subleased by Chucktaylor as of the date of this Agreement. As of the date of this Agreement, Chucktaylor has a valid leasehold interest in all leased or subleased real property.

2.13 Information To Be Supplied. The information supplied or to be supplied by Chucktaylor for inclusion in the Victory Filings to be filed with the Commission will not, on the date of filing or, in the case of the Victory Form S-4, at the time it becomes effective under the Securities Act, or on the date of the Victory Proxy Statement is mailed to Victory Stockholders and at the time of the Victory Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

2.14 Voting Requirements; Approval; Board Approval. (a) The only vote of any class or series of Chucktaylor’s capital stock necessary to approve this Agreement, the Other Transaction Agreements and the Transactions is the affirmative vote of the holders of two-thirds of the outstanding Chucktaylor Common Stock (the “Chucktaylor Shareholder Approval”).

(b) The board of directors of Chucktaylor has, at a meeting duly called and held, by vote, (i) approved and adopted this Agreement, the Other Transaction Agreements and the Transactions and (ii) resolved to recommend that the Chucktaylor Shareholders approve the Merger.

2.15 Environmental Matters. Chucktaylor (a) has not received any pending Environmental Claim or written notice of any threatened Environmental Claim, (b) has not entered into or is subject to any outstanding Order under any Environmental Law, or (c) has not Released any Hazardous Materials at any real property owned or leased by Chucktaylor in a manner that requires remediation under any Environmental Laws, in each case as would not reasonably be expected to result in a Chucktaylor MAE.

2.16 Affiliate Transactions. There have been no transactions, agreements, arrangements or understandings between Chucktaylor or the Chucktaylor Subsidiaries, on the one hand, and any Affiliates of Chucktaylor on the other hand (other than any Chucktaylor Subsidiary), that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act and that have not been so disclosed in the

Chucktaylor SEC Documents. All such transactions, agreements, arrangements and understandings have been negotiated on an arms-length basis and contain terms and conditions that are commercially reasonable and consistent with market terms for such transactions that are no less favorable in the aggregate than Chucktaylor could have obtained from an unaffiliated third party.

2.17 Insurance. Section 2.17 of the Chucktaylor Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement and immediately prior to the Effective Time, of all insurance policies, contracts, or programs of self-insurance which will cover Chucktaylor, are owned by Chucktaylor or which names Chucktaylor as an insured (or loss payee), including those which pertain to Chucktaylor’s assets, employees or operations. Chucktaylor has made available to Victory copies of all such insurance policies and contracts. All such insurance policies, contracts, or programs of self-insurance are in full force and effect. All premiums due thereunder have been paid. Chucktaylor has not received notice of cancellation of any such insurance policies, contracts and programs of self-insurance.

2.18 Opinion of Financial Advisors. Chucktaylor has received the opinion of each of Goldman, Sachs & Co. and Rothschild Inc., dated as of the date of this Agreement, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders (other than Victory and its Affiliates) of shares of Chucktaylor Common Stock, signed copies of which have been or will be provided to Victory for informational purposes only.

2.19 State Takeover And Dissent Statutes. None of the NYBCL or Chucktaylor’s certificate of incorporation or by-laws prohibit Chucktaylor from entering into this Agreement or effectuating the Transactions. No Chucktaylor Shareholder is entitled to dissent to, or seek or perfect appraisal rights with respect to, the Merger pursuant to the NYBCL or other applicable Law.

2.20 Distribution; Chuck Disposition.

(a) The execution, delivery and performance of each of the Distribution Agreements and the Escrow Agreement by Chucktaylor and Chuck, as applicable, and the consummation by Chucktaylor and Chuck of the Distribution in accordance with the terms thereof have been duly authorized and approved by the boards of directors of Chucktaylor and Chuck, and, except for the Distribution Shareholder Approval, no other corporate or stockholder action on the part of Chucktaylor or Chuck is necessary to authorize the execution, delivery and performance of the Distribution Agreements or the consummation of the Distribution. Each of the Distribution Agreements and the Escrow Agreement has been duly executed and delivered by Chucktaylor and Chuck, and to the extent that it is a party thereto, is a valid and binding obligation of Chucktaylor and Chuck, enforceable against each of Chucktaylor and Chuck in accordance with its terms, subject to the Enforceability Exception. The only vote of any class or series of Chucktaylor’s capital stock necessary to approve the Distribution is the affirmative vote of the holders of two-thirds of the outstanding Chucktaylor Common Stock (the “Distribution Shareholder Approval”). Chucktaylor has made available to Victory copies of all the Distribution Agreements.

(b) If Chucktaylor proceeds with a Chuck Disposition rather than the Distribution, the execution, delivery and performance of each of the Chuck Disposition Agreements by Chucktaylor and/or Chuck, as applicable, and the consummation by Chucktaylor and/or Chuck, as applicable, of the Chuck Disposition in accordance with the terms thereof, will be duly authorized and approved by the boards of directors of Chucktaylor and/or Chuck, as applicable, and, except for the Chuck Disposition Shareholder Approval, no other corporate or stockholder action on the part of Chucktaylor and/or Chuck, as applicable, will be necessary to authorize the execution, delivery and performance of the Chuck Disposition Agreements or the consummation of the Chuck Disposition. Each of the Chuck Disposition Agreements will be duly executed and delivered by Chucktaylor and/or Chuck, as applicable, and to the extent that it is a party thereto, will be a valid and binding obligation of Chucktaylor and/or Chuck, as applicable, enforceable against Chucktaylor and/or Chuck, as applicable, in accordance with its terms, subject to the Enforceability Exception. The only vote of any class or series of Chucktaylor’s capital stock necessary to approve the Chuck Disposition is the affirmative vote of the holders of two-thirds of the outstanding Chucktaylor Common Stock or such lesser amount as required by applicable Law (the “Chuck Disposition Shareholder Approval”). Chucktaylor will promptly deliver to Victory copies of each Chuck Disposition Agreement following its execution by each party thereto.

(c) All securities issued or distributed in connection with the Distribution will be issued or distributed in compliance with the Securities Act, and any applicable state securities Laws, and, other than the Chuck Form 10, no registration or qualification of such securities is required under federal or state securities Laws.

(d) Except for the Distribution Agreements or, as of the Effective Date, the Chuck Disposition Agreements or as otherwise contemplated by or in furtherance of the Distribution Agreements or the Chuck Disposition Agreements (which Contracts as contemplated by or in furtherance of the Distribution Agreements or the Chuck Disposition Agreements will not amend or modify the rights of Chucktaylor contemplated under the Distribution Agreements or the Chuck Disposition Agreements, as applicable, in any manner that is adverse to Chucktaylor or Victory in any material respect), there are or will be no Contracts or other agreements between or among any or all of Chucktaylor, Chuck or any of their respective Subsidiaries, any shareholder of Chucktaylor, any shareholder of Chuck, or any of their respective Affiliates, in each case, relating to the Distribution or the Chuck Disposition.

(e) Chuck is Solvent as of the date of this Agreement, and each of Chucktaylor and Chuck will be Solvent immediately prior to and after giving effect to the Distribution. From the time following the Distribution to immediately prior to the Effective Time, Chucktaylor will have adequate liquidity to pay its debts and obligations as they come due.

(f) The opinions to be delivered pursuant to Section 5.03(e) hereof are the only opinions as to Solvency or capital adequacy to be received by the board of directors of Chucktaylor in connection with the Distribution, the Chuck Disposition or the Merger.

2.21 No Other Representations Or Warranties. Except for the representations and warranties of Chucktaylor expressly set forth in this Agreement and the Other Transaction Agreements, neither Chucktaylor nor any other Person makes any other express or implied representation or warranty on behalf of Chucktaylor or any Chucktaylor Subsidiary with respect to Chucktaylor, the Chucktaylor Subsidiaries or the Transactions. The representations and warranties made in this Agreement and the Other Transaction Agreements with respect to Chucktaylor and the Transactions are in lieu of all other representations and warranties Chucktaylor might have given Victory.

III. REPRESENTATIONS AND WARRANTIES OF VICTORY

Victory hereby represents and warrants to Chucktaylor that, except as (i) set forth in the applicable section (or another section to the extent provided in Section 7.13) of the Victory Disclosure Letter or (ii) to the extent disclosed in, and reasonably apparent from, any report, schedule, form or other document filed with, or furnished to, the Commission by Victory since June 18, 2010 and publicly available prior to the date of this Agreement (other than any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward-looking statements and any other similar disclosures included therein to the extent that they are primarily cautionary in nature):

3.01 Due Organization, Good Standing And Corporate Power. (a) Each of Victory and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Victory MAE, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b) Each of Victory and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed or in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Victory MAE.

3.02 Authorization Of Agreement. The execution, delivery and performance of this Agreement and the Other Transaction Agreements by each of Victory and Merger Sub, as applicable, and the consummation by Victory and Merger Sub of the Transactions, have been duly authorized and approved by their respective boards of directors or managers, as applicable (and this Agreement has been approved by Victory as the sole member of Merger Sub) and, except for the Victory Stockholder Approval, no other corporate or stockholder action on the part of Victory or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement and the Other Transaction Agreements or the consummation of the Transactions. This Agreement and the Governance and Repurchase Agreement have been, and the Other Transaction Agreements, when executed, will be, duly executed and delivered by each of Victory and Merger Sub, as applicable, and, to the extent that it is a party thereto, each is (or when executed will be) a valid and binding obligation of each of Victory and Merger Sub enforceable against each of Victory and Merger Sub, as applicable, in accordance with its terms, subject to the Enforceability Exception.

3.03 Consents And Approvals; No Violations. Assuming (a) the applicable requirements of the Securities Act and the Exchange Act have been satisfied, (b) the requirements under any applicable state securities or blue sky Laws have been satisfied, (c) the requirements of the NASDAQ in respect of the listing of the shares of Victory Common Stock to be issued hereunder have been satisfied, (d) the filing of the Certificates of Merger and other appropriate merger documents, if any, as required by the DLLCA and the NYBCL, have been made, (e) the requirements of any Takeover Statute have been satisfied, (f) the Victory Stockholder Approval is obtained, and (g) the Consents set forth on Section 3.03 of the Victory Disclosure Letter have been obtained, the execution and delivery of this Agreement and the Other Transaction Agreements by Victory and Merger Sub, as applicable, and the consummation by Victory and Merger Sub of the Transactions do not and will not (i) violate or conflict with any provision of their respective certificates of incorporation or by-laws (or the comparable governing documents), (ii) violate or conflict with any Law or Order of any Governmental Authority applicable to Victory or Merger Sub or by which any of their respective properties or Assets may be bound, (iii) require any Governmental Approval, or (iv) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Security Interest upon any of the properties or assets of Victory or its Subsidiaries or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a material benefit under, any of the terms, conditions or provisions of any Victory Material Contract, excluding in the case of clauses (ii) through (iv) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Security Interests which would not reasonably be expected to have, individually or in the aggregate, a Victory MAE.

3.04 Capitalization. The authorized capital stock of Victory consists of 120,000,000 shares of common stock, par value $0.001 per share (the “Victory Common Stock”), and 2,500,000 shares of preferred stock, par value $0.001 per share, of which 293,000 shares have been designated as “Series A Convertible Preferred Stock” (hereinafter referred to as the “Victory Preferred Stock”). As of the close of business on July 31, 2012 (the “Measurement Date”), there were 39,772,218 shares of Victory Common Stock issued and outstanding (including shares of restricted Victory Common Stock), and 3,336,111 shares were reserved for issuance of Victory Common Stock upon (i) the exercise of outstanding options (the “Victory Options”) or (ii) the settlement of restricted stock units, deferred units or like accounts (collectively, “Equity-Based Awards”). All issued and outstanding shares of Victory Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. As of the date of this Agreement, and except for shares of Victory Common Stock issuable as of the Measurement Date pursuant to the Victory Options or Equity-Based Awards and the Victory Preferred Stock, there are no outstanding options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Victory Common Stock or any capital stock equivalent (including shares of restricted Victory Common Stock) or other nominal interest in Victory or any of its Subsidiaries which relate to Victory (collectively, “Victory Equity Interests”) pursuant to which Victory or any of its Subsidiaries is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any Victory Equity Interests. There are no outstanding obligations of Victory to repurchase, redeem or otherwise acquire any outstanding securities of Victory Equity Interests.

3.05 Ownership Of Merger Sub; No Prior Activities; Solvency. (a) Merger Sub was formed solely for the purpose of engaging in the Transactions. Since the date of its formation, Merger Sub has not and will not, prior to the Effective Time, engage in any business activities or conduct any operations other than in connection with the Transactions. All of the issued and outstanding limited liability company interests of Merger Sub are, and as of immediately prior to the Effective Time will be, directly owned by Victory. Since the date of its formation, no election pursuant to Treasury Regulations Section 301.7701-3(c) has been made by or on behalf of Merger Sub to change its entity classification from its default entity classification under Treasury Regulations Section 301.7701-3(b)(1)(ii).

(b) Each of Victory and Merger Sub is Solvent as of the date of this Agreement.

3.06 Litigation And Compliance With Laws.

(a) As of the date of this Agreement, there are no Actions pending against Victory or any of its Subsidiaries or, to the Knowledge of Victory, threatened against Victory or any of its Subsidiaries (or any of their respective properties or rights), at Law or in equity, or before or by any Governmental Authority or any arbitrator or arbitration tribunal, that would prohibit Victory or Merger Sub from entering into, executing and complying with their obligations under this Agreement or the Other Transaction Agreements or from consummating the Transactions.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Victory MAE, (i) Victory is conducting its business in compliance with all applicable Laws and (ii) immediately prior to the Effective Time, Victory will hold, to the extent legally required, all Permits that are required for the operation of its business as conducted as of immediately prior to the Effective Time, and there shall not have occurred any default under any such Permit. None of such Permits will lapse, terminate, expire or otherwise be impaired as a result of the consummation of the Transactions, except as would not reasonably be expected to have, individually or in the aggregate, a Victory MAE. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Victory MAE, Victory has not received any written notice from any Person alleging non-compliance with any such Permit.

(c) None of Victory or, to the Knowledge of Victory, any current director, officer, agent or employee acting on behalf of Victory, has used any funds to make, directly or indirectly, any unlawful contribution, gift, bribe, payoff, kickback or other unlawful payment to any United States or foreign government official or employee in violation of the United States Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010 or any other applicable Law.

3.07 Victory SEC Filings; Financial Statements. (a) Since June 18, 2010, Victory has timely filed, and will after the date of this Agreement timely file, all registration statements, prospectuses, forms, reports, proxy statements and documents and related exhibits required to be filed by it under the Securities Act or the Exchange Act, as the case may be (collectively, including all documents filed on a voluntary basis on Form 8-K, Commission filings filed after the date of this Agreement and prior to the Closing and, in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, the “Victory SEC Filings”). The Victory SEC Filings (i) were prepared or will, after the date of this Agreement, be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be and (ii) did not at the time they were filed and will not, when filed after the date of this Agreement or when mailed to Victory Stockholders in the case of any proxy statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements included in the Victory SEC Filings, including the notes and schedules thereto (the “Victory Financial Statements”), (i) has been prepared from, and is in accordance with, the books and records of Victory and its Subsidiaries, (ii) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the Commission with respect to such requirements in effect at the time of such filing, (iii) has been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the Victory Financial Statements or in the notes to the Victory Financial Statements and subject, in the case of unaudited statements, to normal recurring year-end audit adjustments and the absence of footnote disclosure, none of which adjustments are expected to be material in nature), and (iv) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Victory and its Subsidiaries as of the date and for the periods referred to in the Victory Financial Statements.

(c) The disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a)

and 15d-15(a) of the Exchange Act, of Victory are designed to ensure that all information required to be disclosed by Victory in the reports it files or submits under the Exchange Act is made known to the chief executive officer and the chief financial officer of Victory by others within Victory and its Subsidiaries to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the Commission’s rules and forms. Victory has evaluated the effectiveness of Victory’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Victory SEC Filings that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Since January 31, 2011 and except as described in the Victory SEC Filings, Victory has not received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Victory or its internal accounting controls, including any material complaint, allegation, assertion or claim that Victory has engaged in questionable accounting or auditing practices.

(e) Since April 30, 2012, there has not occurred any event, occurrence or condition which has had or would reasonably be expected to have, individually or in the aggregate, a Victory MAE.

3.08 Broker’s Or Finder’s Fee. Victory has no liability or obligation to pay any fees or commissions to any broker, finder or other agent with respect to the Transactions.

3.09 State Takeover And Dissent Statutes. None of the Delaware General Corporation Law or Victory’s certificate of incorporation or by-laws prohibit Victory from entering into this Agreement or effectuating the Transactions. No Victory Stockholder is entitled to dissent to, or seek or perfect appraisal rights with respect to, the Merger pursuant to the Delaware General Corporation Law, the DLLCA or other applicable Law.

3.10 Information To Be Supplied. The information supplied or to be supplied by Victory for inclusion in the Chucktaylor Filings to be filed with the Commission will not, on the date of its filing or, in the case of the Chuck Form 10, at the time it becomes effective under the Exchange Act, or on the dates of Chucktaylor Proxy Statement and Distribution Proxy Statement are mailed to Chucktaylor Shareholders and at the times of the Chucktaylor Shareholder Meeting and Distribution Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.11 Voting Requirements; Approval; Board Approval. (a) The vote required by Law of any class or series of Victory capital stock necessary to approve this Agreement, the Other Transaction Agreements and the Transactions is the affirmative vote (in person or by proxy) of the holders of the majority of the outstanding shares of Victory Common Stock and Victory Preferred Stock (on an as converted basis), taken together, present at the Victory Stockholder Meeting. Notwithstanding the preceding sentence, Chucktaylor and Victory have agreed that the affirmative vote (in person or by proxy) of the holders of the majority of the outstanding shares of Victory Common Stock present at such Victory Stockholder Meeting, other than shares of Victory Common Stock and Victory Preferred Stock held by Chucktaylor or its Subsidiaries, will be the vote necessary to approve this Agreement, the Other Transaction Agreements and the Transactions (the “Victory Stockholder Approval”).

(b) The board of directors of Victory, upon the unanimous recommendation of the Special Committee, has, at a meeting duly called and held, by vote, (i) approved this Agreement, the Other Transaction Agreements and the Transactions, and (ii) resolved to recommend that the Victory Stockholders approve the Merger.

3.12 Taxes.

(a) Victory and its Subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax purposes of which Victory or any Victory Subsidiary is or has been a member, have timely filed all material Tax Returns required to be filed by each of them other than those Tax Returns listed on Section 3.12(a) of the Victory Disclosure Letter; all such Tax Returns are true and correct in all material respects, and Victory and the Victory Subsidiaries have timely paid or withheld and timely paid to the appropriate Tax Authority all material Taxes due (whether or not shown to be due on such Tax Returns).

(b) There is (i) no claim for Taxes being asserted or that has been previously asserted against Victory or any Victory Subsidiary that has resulted in a lien against the property of Victory or any Victory Subsidiary other than Permitted Encumbrances described in clause (a) of the definition of such term, (ii) no audit of any material Tax Return of Victory or any Victory Subsidiary being conducted or, to the Knowledge of Victory, threatened by a Tax Authority, and (iii) no waiver or extension of any statute of limitations with respect to the assessment or deficiency of any material Taxes granted by Victory currently in effect.

(c) No written claim has been made by a Tax Authority in a jurisdiction where Victory or any Victory Subsidiary do not file Tax Returns that Victory or any Victory Subsidiary is or may be subject to taxation by that jurisdiction.

(d) Neither Victory nor any Victory Subsidiary has (i) engaged in a “listed transaction,” as defined in Section 6707A(c)(2) of the Code or Treasury Regulations Section 1.6011-4(b), (ii) ever been a member of a consolidated, combined, unitary or aggregate group of which Victory was not the ultimate parent company, except as listed on Section 3.12(d) of the Victory Disclosure Letter, (iii) been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a distribution described in or intended to be governed by Section 355 of the Code (A) within the two-year period ending as of the date of this Agreement, or (B) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions, or (iv) any Liability under Treasury Regulations Section 1.1502-6, for any Taxes of any Person other than Victory or any Victory Subsidiary.

(e) Except as listed on Section 3.12(e) of the Victory Disclosure Letter, neither Victory nor any Victory Subsidiary is a party to or bound by any Tax sharing or Tax allocation agreement, nor does Victory or any Victory Subsidiary have any Liability to another party under any such agreement, other than any such agreements that are pursuant to customary commercial contracts not primarily related to Taxes and such agreements between Chucktaylor and Chuck or Chucktaylor and Victory.

3.13 Opinion Of Financial Advisor. The Special Committee has received the opinion of Citigroup Global Markets Inc., dated August 12, 2012, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the aggregate Merger Consideration to be paid by Victory in the Merger is fair from a financial point of view to the holders of Victory Common Stock (other than Chucktaylor and its Affiliates), a signed copy of which opinion has been or will be provided to Chucktaylor for informational purposes only.

3.14 No Other Representations Or Warranties. Except for the representations and warranties of Victory expressly set forth in this Agreement and the Other Transaction Agreements, neither Victory nor any other Person makes any other express or implied representation or warranty on behalf of Victory or any of its Subsidiaries with respect to Victory, its Subsidiaries or the Transactions. The representations and warranties made in this Agreement and the Other Transaction Agreements with respect to Victory, its Subsidiaries and the Transactions are in lieu of all other representations and warranties Victory and its Subsidiaries might have given Chucktaylor.

IV. COVENANTS

4.01 Conduct Of Business Pending The Closing. (a) Except as otherwise provided in Section 4.01(a) of the Chucktaylor Disclosure Letter or as expressly provided in this Agreement or the Other Transaction Agreements, Chucktaylor will not, without the prior written consent of Victory, which shall not be unreasonably withheld:

(i) amend or otherwise change the certificate of incorporation (other than in connection with the Chucktaylor reverse stock split to be considered by Chucktaylor Shareholders as part of the Distribution Shareholder Meeting) or by-laws of Chucktaylor;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, enter any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any Chucktaylor Equity Interests (other than (A) dividends payable by a wholly owned Chucktaylor Subsidiary to Chucktaylor or another wholly owned Chucktaylor Subsidiary, (B) the Distribution or the Chuck Disposition, (C) in connection with the settlement of options and deferred units under any Chucktaylor Compensation And Benefit Plan, or (D) to the extent that, prior to the Effective Time, the board of directors of Chucktaylor reasonably determines in good faith that the Retained Assets will exceed, as of the Effective Time, the Retained Liabilities by an amount greater than $10 million, the amount of such excess);

(iii) reclassify, combine, split (other than in connection with the Chucktaylor reverse stock split to be considered by Chucktaylor Shareholders as part of the Distribution Shareholder Meeting) or subdivide, directly or indirectly, any Chucktaylor Common Stock;

(iv) pledge, lease, license, guarantee, encumber or authorize the pledge, lease, guarantee or encumbrance of any Assets that will be in effect at or following the Effective Time;

(v) (A) acquire (including by merger, consolidation, or acquisition of stock or assets) any interest in any Person or any division thereof or any other than de minimis assets that would not be Retained Assets as of immediately prior to the Effective Time or (B) incur any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than Chucktaylor), including any Chucktaylor Subsidiaries, for borrowed money that will be outstanding at the Effective Time;

(vi) enter into any pay or performance guarantees or agreements to indemnify any other Person, other than any (I) indemnity agreements for directors, officers or service providers entered into in the ordinary course of business consistent with past practice or (ii) pay or performance guarantees or agreements to indemnify under which Chucktaylor will have no obligations following the Effective Time;

(vii) (A) make a change in the accounting or Tax reporting or accounting principles, methods or policies of Chucktaylor, except as required by a change in GAAP, (B) make, change or revoke any material Tax election or method of accounting on which Tax reporting is based, (C) settle or compromise any material Tax claim or Liability, enter into any material Tax closing agreements or take any affirmative action to surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability, or (D) amend any Tax Return if, with respect to (B), (C) and (D), any such action would increase the Tax obligations of Victory or the Surviving Company following the Closing;

(viii) adopt or amend any Chucktaylor Compensation And Benefit Plans, except (A) as required to comply with applicable Law, (B) as expressly contemplated by the Distribution Agreements or the Chuck Disposition Agreements, as applicable, or (C) to the extent such adoption or amendment would not reasonably be likely to result in (x) a failure to have Closing Date Positive Net Worth or (y) any Liability to Victory or the Surviving Company following the Closing that is not a Retained Liability;

(ix) amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, or enter into any agreement to amend, modify, terminate (partially or completely), grant any waiver under or give any consent with respect to, any of the Distribution Agreements, Chuck Disposition Agreements, Chucktaylor Contracts or the Cadian Agreement or enter into any other Chucktaylor Contract, in each case that would reasonably be likely to result in a failure to have a Closing Date Positive Net Worth or that would otherwise adversely affect the rights of Victory or Chucktaylor under the applicable agreements in any material respect;

(x) permit the insurance policies set forth on Section 4.01(a)(x) of the Chucktaylor Disclosure Letter to be assigned, cancelled or terminated (without replacing such policy with a substantially similar policy) or fail to pay any insurance premium in respect of any such policy (or replacement) when due;

(xi) take any action to exempt or not make subject to the provisions of Section 912 of the NYBCL or any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Victory and Merger Sub), or any action taken thereby, which Person or action could have otherwise been subject to the restrictive provisions thereof and not exempt therefrom; or

(xii) agree, in writing or otherwise, to take any of the foregoing actions.

(b) Except as contemplated by Section 6.13 of the Tax Disaffiliation Agreement, following the consummation of the Distribution (or the Chuck Disposition, as applicable) and prior to any termination of this Agreement, Chucktaylor will operate as a public holding company that serves as a holding company for its equity interests in Victory and for the purpose of consummating the Transactions and its operations will be limited to compliance with any and all of its legal and contractual obligations, including (i) obligations under the federal securities laws, the requirements of NASDAQ and under this Agreement and the Distribution Agreements, (ii) retaining the service of employees, advisers or independent contractors, entering into Contracts for services or otherwise, and taking such further action, in each case, as it determines to be necessary or appropriate in furtherance of the foregoing.

4.02 Conduct Of Victory Pending The Closing. Except as otherwise provided in this Agreement or the Other Transaction Agreements, required by Law or set forth on Section 4.02 of the Victory Disclosure Letter, before the Closing, Victory will not, without the prior written consent of Chucktaylor which shall not be unreasonably withheld, nor will it permit any of its Subsidiaries to:

(a) amend or otherwise change its certificate of incorporation or by-laws, except as expressly contemplated by this Agreement or the Other Transaction Agreements;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends payable by a wholly owned Victory Subsidiary to Victory or another wholly owned Victory Subsidiary), enter any agreement with respect to the voting of its capital stock or purchase or otherwise acquire, directly or indirectly, any Victory Equity Interests;

(c) take any action that would, or would reasonably be expected to, materially impair, prevent or delay the ability of Victory to consummate the Transactions; or

(d) agree, in writing or otherwise, to take any of the foregoing actions.

4.03 Efforts; Takeover Statutes. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary Consents, and (iii) the execution and delivery of any additional instruments necessary to consummate the Transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) Chucktaylor will use its reasonable best efforts to cause Chucktaylor to be a holding company with no operations and with a Closing Date Positive Net Worth. In furtherance of the foregoing, Chucktaylor will prepare or cause to be prepared and delivered to Victory not less than five Business Days prior to the Closing Date a good faith estimate of a statement setting forth in reasonable detail (and, upon request, reasonable supporting documentation) the Closing Date Positive Net Worth after giving effect to payments required to be made or distributions permitted hereunder by Chucktaylor immediately prior to the Effective Time (the “Closing Date Positive Net Worth Statement”) signed by the chief executive officer of Chucktaylor (in his capacity as such). The Parties will, together with Deloitte & Touche LLP, agree upon accounting procedures regarding the preparation and Deloitte & Touche LLP’s review of the Closing Date Positive Net Worth Statement. Victory will be entitled to reasonable access, during normal business hours and upon reasonable advance notice, to the material premises, properties, personnel, accountants, books, records, Contracts and documents of or pertaining to Chucktaylor that Victory may reasonably request and that is readily available to Chucktaylor or may be prepared or compiled by or at the request of Chucktaylor without undue burden, to the extent that such information is reasonably required by Victory in order to complete its review of the Closing Date Positive Net Worth Statement, including the basis of Chucktaylor’s calculation of the Retained Assets and Retained Liabilities in such detail as will permit Victory to understand clearly such calculations. Notwithstanding anything to the contrary herein, Chucktaylor hereby agrees, on its behalf and on behalf of Chuck, that the Accounting Review Requirements and the Accounting Review Costs with respect to the Applicable Tax Returns for the taxable year ended January 31, 2012 are subject to the prior written approval of Victory (as each such term is defined in the Tax Disaffiliation Agreement), which will not be unreasonably withheld. Chucktaylor will, and will cause Chuck to, allow Victory an opportunity to (i) provide comments on any proposal by a Big Four Accounting Firm with respect to the Accounting Review Requirements and the Accounting Review Costs with respect to the Applicable Tax Returns for the taxable year ended January 31, 2012 and (ii) participate with Chucktaylor and Chuck in any material discussions or meetings with the Big Four Accounting Firm in respect thereof. For the avoidance of doubt, the Accounting Review Costs for the Applicable Tax Returns for the taxable period ended January 31, 2012 are subject to the prior written approval of Victory, such approval not to be unreasonably withheld (the “Approved Accounting Review Costs”).

(c) Chucktaylor will use its reasonable best efforts to take all action necessary or proper to consummate the Distribution or the Chuck Disposition as soon as reasonably practicable after the date hereof.

(d) In connection with and without limiting the foregoing, Chucktaylor, Victory and Merger Sub will (i) take all action necessary to ensure that no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover Law (each, a “Takeover Statute”) or similar Law is or becomes applicable to the Merger, this Agreement or any of the other Transactions contemplated herein and (ii) if any Takeover Statute or similar Law becomes applicable to the Merger, this Agreement or any of the other Transactions, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger and the other Transactions.

4.04 Public Announcements. Victory and Chucktaylor will consult with each other before holding any press conferences, analyst calls or other public meetings or discussions and before publishing any press release or other public announcements with respect to the Transactions, other than any employee communications. Each of the Parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the Transactions, and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, provided that, the Party intending to make such release will use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the text thereof. The Parties agree that the initial press release or releases to be issued with respect to the Transactions will be mutually agreed upon prior to the issuance thereof. The covenants in this Section 4.04 will not apply to any communication regarding any action which a Party believes is a breach of this Agreement by another Party or the termination of this Agreement.

4.05 Notification Of Certain Matters. (a) Between the date hereof and the Effective Time, each of Victory, on behalf of itself and Merger Sub, and Chucktaylor will give prompt written notice to the other of (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required to consummate the Transactions, (ii) any Action commenced or threatened in writing against, relating to or involving or otherwise affecting it or any of its Subsidiaries that relate to the consummation of the Transactions, the Distribution or the Chuck Disposition, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event or circumstance which occurrence or failure to occur would reasonably be expected to cause any of its representations or warranties in this Agreement, the Other Transaction Agreements, the Distribution Agreements, or the Chuck Disposition Agreements to be untrue or inaccurate in any material respect at any time from the date hereof through the Effective Time, and (iii) the occurrence or failure to occur, or the impending or alleged threatened occurrence or failure to occur, of any event or circumstance which occurrence or failure to occur would reasonably be expected to cause any condition, covenant or agreement contained in this Agreement, the Other Transaction Agreements, the Distribution Agreements or the Chuck Disposition Agreements to fail to be complied with or satisfied; provided, that the delivery of any notice pursuant to this Section 4.05(a) will not limit or otherwise affect the remedies available to the Party receiving such notice.

(b) After the date hereof, Chucktaylor will give prompt written notice to Victory of (i) any agreement, arrangement, commitment or obligation to sell, dispose, assign or otherwise transfer any shares of Victory Preferred Stock or Victory Common Stock owned by Chucktaylor as of the date hereof, including the identity of the transferee, assignee or purchaser thereof and the date or expected date of consummation of such sale, disposition, assignment or transfer, and (ii) any Liability that becomes Known to Chucktaylor after the date hereof other than any such Liability that will be identified on the Closing Date Net Worth Positive Statement.

4.06 Access. Chucktaylor will, and will cause the Chucktaylor Subsidiaries (other than Chuck and Chuck’s Subsidiaries following the Distribution) to, afford to Victory reasonable access, during normal business hours, to all of Chucktaylor’s properties, books, contracts, commitments, management and other personnel, and records and all other information concerning their business, properties and personnel as Victory or Merger Sub may reasonably request (including consultation with appropriate Chucktaylor Representatives with respect to litigation matters). Victory will have the right, at its sole cost and expense, to copy any such properties, books, contracts, commitments, records and other information or to otherwise image hard drives or electronic data in connection with the foregoing sentence. Victory and Merger Sub will hold, and will cause their respective Affiliates and the Victory Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. Notwithstanding the foregoing, Chucktaylor will not be required to provide access to or disclose information where it reasonably determines that such access or disclosure would jeopardize the attorney-client privilege or contravene any Law or any agreement to which it is a party; provided, that Chucktaylor will use its reasonable best efforts to obtain any required consents and take such other action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such access or disclosure. No investigation pursuant to this Section 4.06 will affect the representations, warranties or conditions to the obligations of the Parties contained herein.

4.07 Preparation Of SEC Filings. As soon as practicable following the date of the Distribution Shareholder Meeting or such other time as may be agreed upon by Chucktaylor and Victory, to the extent such filings are required by applicable Law, (i) Victory will prepare and file with the Commission a registration statement on Form S-4 (or other appropriate form) (the “Victory Form S-4”) to register the shares of Victory Common Stock to be issued in the Merger, (ii) Victory will prepare and file with the Commission a proxy statement (the “Victory Proxy Statement”) relating to the Victory Stockholder Approval (which Victory Proxy Statement may be included in the Victory Form S-4), (iii) Chucktaylor will prepare and file with the Commission a proxy statement, which, to the extent applicable, may be an amendment to the Distribution Proxy Statement (as defined below) (the “Chucktaylor Proxy Statement”) relating to the Chucktaylor Shareholder Approval (which Chucktaylor Proxy Statement, if it is not reflected in an amendment to the Distribution Proxy Statement and is included in the Victory Form S-4, is in a form reasonably acceptable to Victory), (iv) Chucktaylor will, to the extent necessary or appropriate to reflect the Merger, prepare and file with the Commission one or more amendments to the preliminary proxy statement filed by Chucktaylor with the Commission on June 7, 2012 (the “Distribution Proxy Statement”) relating to the Distribution Shareholder Approval, (v) Chucktaylor will, to the extent necessary or appropriate to reflect the Merger, cause Chuck to prepare and file with the Commission one or more amendments to the registration statement on Form 10 filed by Chuck with the Commission on June 7, 2012 (the “Chuck Form 10”) relating to the Distribution and (vi) the Parties will file such other documents with the Commission or applicable state securities regulators as may be necessary or appropriate in connection with the Merger. Each of Victory and Chucktaylor will use their reasonable best efforts to have the Victory Form S-4, and any other registration statements as may be required declared effective under the Securities Act or Exchange Act, as applicable, as promptly as practicable after such filing. Victory will use its best reasonable efforts to cause the Victory Proxy Statement to be mailed to the Victory Stockholders after the Victory Form S-4 is declared effective under the Securities Act (or at such earlier time as the Parties deem appropriate). Chucktaylor will use its best reasonable efforts to cause the Chucktaylor Proxy Statement to be mailed to the Chucktaylor Shareholders after the Victory Form S-4 is declared effective under the Securities Act (or such earlier time as the Parties deem appropriate). Each of Chucktaylor and Victory will also take any action required to be taken under any applicable state securities Laws in connection with the Transactions. Victory will furnish all information concerning Victory and Merger

Sub, and Chucktaylor will furnish all information concerning Chucktaylor and Chuck, as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Chucktaylor Filings and the Victory Filings. No filing of, or amendment or supplement to the Chucktaylor Proxy Statement, the Distribution Proxy Statement (if such document or supplement includes reference to the Merger), the Victory Proxy Statement, the Victory Form S-4 or the Chuck Form 10 (if such document or supplement includes reference to the Merger) will be made without providing the other Parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Victory, Merger Sub, Chucktaylor, Chuck or any of their respective Affiliates, officers or directors should be discovered by Victory or Chucktaylor which should be set forth in an amendment or supplement to any of the Chucktaylor Proxy Statement, the Distribution Proxy Statement (if such document includes reference to the Merger), the Victory Proxy Statement, the Victory Form S-4 or the Chuck Form 10 (if such document includes reference to the Merger) so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information will promptly notify the other Parties and an appropriate amendment or supplement describing such information will be promptly filed with the Commission and, to the extent required by Law, disseminated to the applicable stockholders. The Parties will notify each other promptly of the receipt of (i) all orders and notices of effectiveness of the Commission relating to the Victory Form S-4 or the Chuck Form 10 (if such document includes reference to the Merger), and (ii) any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Chucktaylor Proxy Statement, the Distribution Proxy Statement (if such document includes reference to the Merger), the Victory Proxy Statement, the Victory Form S-4 or the Chuck Form 10 (if such document includes reference to the Merger) or for additional information and will supply each other with copies of all correspondence between it or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect thereto and will respond as promptly as practicable to any such comments or requests.

4.08 Victory Stockholder Meeting. Following the date of this Agreement, in compliance with applicable Law, Chucktaylor and Victory will, acting in good faith, mutually agree upon a meeting date and record date for a meeting of the Victory Stockholders, and Victory will establish such record date for, duly call, give notice of, convene and hold such meeting of the Victory Stockholders (the “Victory Stockholder Meeting”) for the purpose of obtaining the Victory Stockholder Approval. Victory may adjourn or postpone the Victory Stockholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Victory Proxy Statement that it determines in good faith is required by Law (which determination will not be made until after consultation with Chucktaylor, except with respect to any Victory Superior Proposal or as otherwise provided in Section 4.11) to be provided to the Victory Stockholders in advance of the Victory Stockholder Meeting, (ii) if, as of the time that the Victory Stockholder Meeting is scheduled, there are insufficient shares of Victory Common Stock represented (either in person or proxy) to constitute a quorum necessary to conduct the business of the Victory Stockholder Meeting, or (iii) if, as of the time that the

Victory Stockholder Meeting is scheduled, adjournment of the Victory Stockholder Meeting is necessary to enable Victory to solicit additional proxies if there are not sufficient votes in favor of the Victory Stockholder Approval. Subject to Section 4.11, Victory will, through its board of directors and the Special Committee, recommend to its stockholders that they give Victory Stockholder Approval and will include such recommendation in the Victory Proxy Statement. Without limiting the generality of the foregoing, Victory agrees that its obligations pursuant to the first sentence of this Section 4.08 will not be affected by the withdrawal or modification by the board of directors of Victory or the Special Committee of their recommendations of the Victory Stockholder Approval.

4.09 Chucktaylor Shareholder Meeting. Following the date of this Agreement, in compliance with applicable Law, Chucktaylor and Victory will, acting in good faith, mutually agree upon a meeting date and record date for a meeting of the Chucktaylor Shareholders, and Chucktaylor will establish such record date for, duly call, give notice of, convene and hold such meeting of the Chucktaylor Shareholders (the “Chucktaylor Shareholder Meeting”) for the purpose of obtaining the Chucktaylor Shareholder Approval. Chucktaylor may adjourn or postpone Chucktaylor Shareholder Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Chucktaylor Proxy Statement that it determines in good faith is required by Law (which determination will not be made until after consultation with Victory, except with respect to any Chucktaylor Takeover Proposal or as otherwise provided in Section 4.10) is to be provided to Chucktaylor Shareholders in advance of the Chucktaylor Shareholder Meeting, (ii) if, as of the time that Chucktaylor Shareholder Meeting is scheduled, there are insufficient shares of Chucktaylor Common Stock represented (either in person or proxy) to constitute a quorum necessary to conduct the business of the Chucktaylor Shareholder Meeting, or (iii) if, as of the time that the Chucktaylor Shareholder Meeting is scheduled, adjournment of the Chucktaylor Shareholder Meeting is necessary to enable Chucktaylor to solicit additional proxies if there are not sufficient votes in favor of the Chucktaylor Shareholder Approval. Subject to Section 4.10, Chucktaylor will, through its board of directors, recommend to its shareholders that they give the Chucktaylor Shareholder Approval and will include such recommendation in the Chucktaylor Proxy Statement. Without limiting the generality of the foregoing, Chucktaylor agrees that its obligations pursuant to the first sentence of this Section 4.09 will not be affected by the withdrawal or modification by the board of directors of Chucktaylor of its recommendation of the Chucktaylor Shareholder Approval.

4.10 No Solicitation By Chucktaylor. (a) Chucktaylor will, and will cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any activities, discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Chucktaylor Superior Proposal and, except as permitted by Section 4.10(b), Chucktaylor will not modify, waive, amend or release any standstill, confidentiality or similar agreements entered into with prospective purchasers of Chucktaylor prior to the date of this Agreement and Chucktaylor will request the prompt return or destruction of all confidential information relating to Victory that was previously furnished to any such Person in connection therewith. From and after the date of this Agreement, Chucktaylor will not, nor will it authorize or permit any of the Chucktaylor Subsidiaries to, and it will cause its or the Chucktaylor Subsidiaries’ officers, directors, employees and other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly take any action designed to facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to any Chucktaylor Superior Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Chucktaylor Superior Proposal.

(b) Notwithstanding the provisions of Section 4.10(a), prior to receipt of the Chucktaylor Shareholder Approval, Chucktaylor may, if the failure to take such action would be inconsistent with the fiduciary duties of the board of directors of Chucktaylor to the Chucktaylor Shareholders under applicable Law, as determined in good faith after consulting with outside legal counsel and financial advisors, in response to a Qualifying Chucktaylor Takeover Proposal (and subject to compliance with the provisions of this Section 4.10):

(i) furnish information with respect to Chucktaylor to the Person making such Qualifying Chucktaylor Takeover Proposal and its Representatives pursuant to a confidentiality agreement that Chucktaylor determines in good faith is not less restrictive of such Person than the Confidentiality Agreements (provided that all such information has previously been provided to Victory or is provided to Victory prior to or substantially concurrent with the time it is provided to such Person); and

(ii) participate in discussions and negotiations with such Person and its Representatives regarding such Qualifying Chucktaylor Takeover Proposal.

(c) Neither the board of directors of Chucktaylor nor any committee thereof may (i) withdraw or modify in a manner adverse to Victory, or publicly propose to withdraw or modify in a manner adverse to Victory, the recommendation or declaration of advisability by the board of directors of Chucktaylor of this Agreement, the Other Transaction Agreements or any of the Transactions, including the Chucktaylor Shareholder Approval, (ii) approve, adopt or recommend, or permit Chucktaylor or any Chucktaylor Subsidiary to enter into, any letter of intent, agreement in principle, acquisition agreement, option agreement, joint venture agreement, merger agreement or similar agreement relating to any Qualifying Chucktaylor Takeover Proposal, or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Qualifying Chucktaylor Takeover Proposal. Notwithstanding the foregoing, if, prior to receipt of the Chucktaylor Shareholder Approval, the board of directors of Chucktaylor determines in good faith, after consulting with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Chucktaylor under applicable Law, then, on the fifth Business Day following Victory’s receipt of written notice from Chucktaylor, the board of directors of Chucktaylor may withdraw or modify its recommendation of the Chucktaylor

Shareholder Approval, and, in connection therewith, recommend such Qualifying Chucktaylor Takeover Proposal; provided that (A) during such five-Business Day period, Chucktaylor will be obligated to negotiate in good faith with Victory and the Special Committee regarding any modification to this Agreement proposed by Victory or the Special Committee and (B) in the event of any material change to the material terms of such Chucktaylor Superior Proposal, Chucktaylor shall have delivered to Victory an additional notice and the notice period shall have recommenced, unless the event requiring notice pursuant to this Section 4.10 occurred less than five Business Days prior to the Chucktaylor Shareholder Meeting, as the case may be, in which case Chucktaylor will deliver notice to Victory of such event as promptly as practicable.

(d) Chucktaylor will, as promptly as reasonably practicable (and in any case within 24 hours following receipt by Chucktaylor), advise Victory orally and in writing of any Qualifying Chucktaylor Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Chucktaylor Superior Proposal, and the identity of the Person making any such Qualifying Chucktaylor Takeover Proposal or inquiry and the material terms of any such Qualifying Chucktaylor Takeover Proposal or inquiry. Chucktaylor will (i) keep Victory reasonably informed of the status including any change to the material terms of any such Qualifying Chucktaylor Takeover Proposal and (ii) provide to Victory as promptly as reasonably practicable (and in any case within 24 hours after receipt or delivery thereof) copies of all written diligence material sent or provided by Chucktaylor to any third party in connection with any Chucktaylor Takeover Proposal, which was not otherwise previously provided or made available to Victory or its Representatives.

(e) Nothing contained in this Section 4.10 will prohibit Chucktaylor from making any disclosure to the Chucktaylor Shareholders if, in the good faith judgment of the board of directors of Chucktaylor after consulting with outside legal counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that this Section 4.10(e) will not eliminate or modify (x) Chucktaylor’s obligations under the proviso in Section 4.10(c) or (y) the effect that taking and disclosing any such position would otherwise have under this Agreement pursuant to Section 6.02(b)(ii)(B).

(f) For purposes of this Agreement:

(i) “Qualifying Chucktaylor Takeover Proposal” means a bona fide, written proposal by a third party for an acquisition, merger, consolidation, dissolution, recapitalization or other business combination involving Chucktaylor pursuant to which the Chucktaylor Shareholders immediately preceding such transaction hold securities representing less than 50% of the total outstanding voting power of the surviving or resulting entity of such transaction (A) is made by a Person the board of directors of Chucktaylor reasonably determines, in good faith, after consulting with outside counsel and independent financial advisors, is reasonably capable of making a Chucktaylor Superior Proposal, (B) that the board of directors of Chucktaylor reasonably determines, in good faith, after consulting with its independent financial advisor, constitutes or is reasonably likely to lead to a Chucktaylor Superior Proposal, and (C) that was not solicited by Chucktaylor and did not otherwise result from a breach of this Section 4.10.

(ii) “Chucktaylor Superior Proposal” means any bona fide written proposal made by a third party for an acquisition, merger, consolidation, dissolution, recapitalization or other business combination involving Chucktaylor pursuant to which the Chucktaylor Shareholders immediately preceding such transaction hold securities representing less than 50% of the total outstanding voting power of the surviving or resulting entity of such transaction on terms which the board of directors of Chucktaylor determines in its good faith judgment after consulting with its independent financial advisor (A) to be superior from a financial point of view to the Chucktaylor Shareholders than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Victory to amend the terms of the Transactions) and (B) is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal;

provided, however, for the avoidance of doubt, (x) any proposal for the sale or disposition (by merger, consolidation, sale or disposition of capital stock or other assets, or otherwise) involving the acquisition of only Chuck and its Subsidiaries (a “Chuck Disposition”) by an unaffiliated third party (the “Acquiror”) will not constitute either a Qualifying Chucktaylor Takeover Proposal or a Chucktaylor Superior Proposal and (y) Chucktaylor will be permitted to actively solicit proposals involving a Chuck Disposition.

4.11 No Solicitation By Victory. (a) Victory will, and will cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any activities, discussions and negotiations regarding any proposal that constitutes, or may reasonably be expected to lead to, any Victory Superior Proposal. From and after the date of this Agreement, Victory will not, nor will it authorize or permit any of its Subsidiaries to, and it will cause its or its Subsidiaries’ officers, directors, employees and other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or knowingly take any action designed to facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to any Victory Superior Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Victory Superior Proposal.

(b) Notwithstanding the provisions of Section 4.11(a), prior to receipt of the Victory Stockholder Approval, Victory may, if the failure to take such action would be inconsistent with the fiduciary duties of the board of directors of Victory to the Victory Stockholders under applicable Law, as determined in good faith after consulting with outside legal counsel and financial advisors, in response to a Qualifying Victory Proposal (and subject to compliance with the provisions of this Section 4.11):

(i) furnish information with respect to Victory to the Person making such Qualifying Victory Proposal and its Representatives pursuant to a customary confidentiality agreement that Victory determines in good faith is not less restrictive of such Person than the Confidentiality Agreements (provided that all such information has previously been provided to Chucktaylor or is provided to Chucktaylor prior to or substantially concurrent with the time it is provided to such Person); and

(ii) participate in discussions and negotiations with such Person and its Representatives regarding such Qualifying Victory Proposal.

(c) Neither the board of directors of Victory nor any committee thereof may (i) withdraw or modify in a manner adverse to Chucktaylor, or publicly propose to withdraw or modify in a manner adverse to Chucktaylor, the recommendation or declaration of advisability by the board of directors of Victory of this Agreement, the Other Transaction Agreements or any of the Transactions, including the Victory Stockholder Approval, (ii) approve, adopt or recommend, or permit Victory or any Victory Subsidiary to enter into, any letter of intent, agreement in principle, acquisition agreement, option agreement, joint venture agreement, merger agreement or similar agreement relating to any Qualifying Victory Proposal, or (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Qualifying Victory Proposal. Notwithstanding the foregoing, if, prior to receipt of the Victory Stockholder Approval, the board of directors of Victory determines in good faith, after consulting with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of Victory under applicable Law, then, on the fifth Business Day following Chucktaylor’s receipt of written notice from Victory, the board of directors of Victory may withdraw or modify its recommendation of the Victory Stockholder Approval, and, in connection therewith, recommend such Qualifying Victory Proposal; provided that (A) during such five-Business Day period, Victory will be obligated to negotiate in good faith with Chucktaylor regarding any modification to this Agreement proposed by Chucktaylor and (B) in the event of any material change to the material terms of such Victory Superior Proposal, Victory shall have delivered to Chucktaylor an additional notice and the notice period shall have recommenced, unless the event requiring notice pursuant to this Section 4.11 occurred less than five Business Days prior to the Victory Stockholder Meeting, in which case Victory will deliver notice to Chucktaylor of such event as promptly as practicable.

(d) Victory will, as promptly as reasonably practicable (and in any case within 24 hours following receipt by Victory), advise Chucktaylor orally and in writing of any Qualifying Victory Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Victory Superior Proposal, and the identity of the Person making any such Qualifying Victory Proposal or inquiry and the material terms of any such Qualifying Victory Proposal or inquiry. Victory will keep Chucktaylor reasonably informed of the status including any change to the material terms of any such Qualifying Victory Proposal or inquiry.

(e) Nothing contained in this Section 4.11 will prohibit Victory from making any disclosure to the Victory Stockholders if, in the good faith judgment of the board of directors of Victory after consulting with outside legal counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that this Section 4.11(e) will not eliminate or modify (x) Victory’s obligations under the proviso in Section 4.11(c) or (y) the effect that taking and disclosing any such position would otherwise have under this Agreement pursuant to Section 6.02(c)(ii)(B).

(f) For purposes of this Agreement:

(i) “Qualifying Victory Proposal” means a bona fide, written proposal made by a third party for an acquisition, merger, consolidation, dissolution, recapitalization or other business combination involving Victory pursuant to which the Victory Stockholders immediately preceding such transaction hold securities representing less than 50% of the total outstanding voting power of the surviving or resulting entity of such transaction that (A) is made by a Person the board of directors of Victory reasonably determines, in good faith, after consulting with outside counsel and independent financial advisors, is reasonably capable of making a Victory Superior Proposal, (B) the board of directors of Victory reasonably determines, in good faith, after consulting with its independent financial advisor, constitutes or is reasonably likely to lead to a Victory Superior Proposal, and (C) that was not solicited by Victory and did not otherwise result from a breach of this Section 4.11.

(ii) “Victory Superior Proposal” means any bona fide written proposal made by a third party for an acquisition, merger, consolidation, dissolution, recapitalization or other business combination involving Victory pursuant to which the Victory Stockholders immediately preceding such transaction hold securities representing less than 50% of the total outstanding voting power of the surviving or resulting entity of such transaction, on terms which the board of directors of Victory determines in its good faith judgment after consulting with its independent financial advisor (A) to be superior from a financial point of view to the Victory Stockholders than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by Chucktaylor to amend the terms of the transactions contemplated hereby) and (B) is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

4.12 NASDAQ Listing. (a) Victory will use its reasonable best efforts to cause the shares of Victory Common Stock to be issued in connection with the Merger to be listed on the NASDAQ as of the Effective Time, subject to official notice of issuance.

(b) Chucktaylor will use its commercially reasonable effort to (i) cause the shares of Chucktaylor Common Stock currently outstanding or issued in connection with equity awards under any Chucktaylor Compensation And Benefit Plans to remain or become listed on the NASDAQ from the date of this Agreement until immediately prior to the Effective Time and (ii) take such actions prior to the Closing Date that should enable the delisting by the Surviving Company of the Chucktaylor Common Stock from the NASDAQ and the deregistration of the Chucktaylor Common Stock under the Exchange Act as promptly as practicable after the Closing Date.

4.13 Victory Preferred Stock. (a) The Parties agree that, as of the date of this Agreement, a Fundamental Change (as defined in the Certificate of Designation) has not occurred and the consummation of the Transactions, including the Merger, will not be deemed to be a Fundamental Change (as defined in the Certificate of Designation) for any purpose.

(b) Within ten Business Days after the date of this Agreement, the Parties will amend the Certificate of Designation to provide that each share of Victory Preferred Stock that is outstanding immediately prior to the Effective Time will, at the Closing, automatically, without any further action by the holder thereof, be cancelled and cease to exist and will be converted into Victory Common Stock in accordance with the terms of the Certificate of Designation.

4.14 Distribution; Chuck Disposition. Prior to the Effective Time, Chucktaylor will, and prior to the consummation of the Distribution or Chuck Disposition will cause each Chucktaylor Subsidiary to, use its reasonable best efforts to effect the Distribution in accordance with the Distribution Agreements, or in the alternative, the Chuck Disposition in accordance with the Chuck Disposition Agreements. Prior to the Effective Time, Chucktaylor will not, and will cause the Chucktaylor Subsidiaries not to, amend, modify or waive, grant any waiver under, make any election pursuant to, give any consent under, or agree to any of the foregoing, any Distribution Agreement or any Chuck Disposition Agreements, or to enter into any agreements (other than the Distribution Agreements or Chuck Disposition Agreements) that would result in a failure to have a Closing Date Positive Net Worth or otherwise adversely affect Victory or Chucktaylor or their respective rights under this Agreement. Prior to the Effective Time, Chucktaylor will comply with each of its obligations under each of the Distribution Agreements or, if applicable, the Chuck Disposition Agreements. If Chucktaylor elects to pursue and consummate a Chuck Disposition, as a condition to entering into any Chuck Disposition Agreement, Chucktaylor hereby agrees that the Chuck Disposition Agreements will include terms, conditions, rights or privileges that provide, in all material respects, terms, conditions, rights or privileges as set forth in any of the Distribution Agreements that are for the benefit of Chucktaylor, including any right of indemnity of Chucktaylor under the Distribution Agreements and the Escrow Agreement (collectively, the “Chucktaylor Provisions”).

4.15 Transaction Litigation. The Parties will cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the Transactions and will permit the other Party to participate in the defense or settlement of any such litigation. In furtherance of and without in any way limiting the foregoing, each of the Parties will use its respective reasonable best efforts consistent with the respective fiduciary duties of each Parties’ board of directors to defend such litigation so as to permit the consummation of the Transactions in the manner contemplated by this

Agreement. Notwithstanding the foregoing, either Party agrees that it will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement or the Transactions (including the Merger), unless any such compromise or settlement includes a full release of the other Party and its Subsidiaries (including, in the case of Chucktaylor, if the Distribution has occurred, Chuck and its Subsidiaries), without the other Party’s prior written consent, which consent will not be unreasonably withheld, delayed or conditioned.

4.16 Indemnification, Exculpation and Insurance. (a) Victory, for a period of six years after the Effective Time, will, except as otherwise required by any applicable Law, cause the organizational documents of the Surviving Company to contain provisions no less favorable to each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of Chucktaylor (each an “Indemnitee” and, collectively, the “Indemnitees”) with respect to limitation of Liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the organizational documents of Chucktaylor, which provisions may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(b) Prior to the Effective Time, Chucktaylor will obtain as of the Effective Time and pay for in full a prepaid “tail” insurance policy substantially on the terms reviewed by Victory prior to the Effective Time (including, the cost, scope and coverage thereof), with a claims period of at least six years from the Effective Time with respect to directors’ and officers’ liability insurance in amount and scope at least as favorable as Chucktaylor’s existing policies for claims arising from facts or events that occurred prior to the Effective Time with respect to those directors and officers of Chucktaylor who are currently (and any additional persons who prior to the Effective Time become) covered by Chucktaylor’s directors’ and officers’ liability insurance policy.

(c) The provisions of this Section 4.16 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. The obligations of Victory and the Surviving Company under this Section 4.16 may not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 4.16 applies unless (A) such termination or modification is required by applicable Law or (B) the affected Indemnitee has consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 4.16 applies will be third party beneficiaries of this Section 4.16).

(d) In the event that Victory, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Victory and the Surviving Company will assume all of the obligations of set forth in this Section 4.16.

(e) Chucktaylor will use reasonable best efforts to cause any insurance policies of Chucktaylor currently in effect to be amended so that the Surviving Company (as the successor of Chucktaylor) will have the ability to exercise any and all of its rights under any such insurance policy (including the right to make any insurance claims and receive insurance payments under any such policy) in respect of any period prior to the Effective Time.

4.17 Treatment as Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations and will report it as such for all federal, state and local income tax purposes. None of the Parties will take any action or fail to take any action which action or failure would cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. Each of Chucktaylor and Victory will use its commercially reasonable efforts to obtain the opinion referred to in Section 5.02(e) and Section 5.03(k), as applicable. Each of Victory, Merger Sub and Chucktaylor agrees to cooperate with one another and to provide to the other Parties such information and documentation as may be necessary, proper or advisable, to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations. Chucktaylor will use its commercially reasonable efforts to make the representations referred to in Section 4.17 of the Chucktaylor Disclosure Letter and Victory will use its commercially reasonable efforts to make the representations referred to in Section 4.17 of the Victory Disclosure Letter.

4.18 FIRPTA Certificate. At or immediately prior to the Closing, Chucktaylor will deliver to Victory an executed notice to the IRS prepared in accordance with the requirements of Treasury Regulations Section 1.1445-2 that is reasonably acceptable to Victory and dated as of the Closing Date (the “FIRPTA Certificate”), along with written authorization for Victory to deliver such FIRPTA Certificate to the IRS on behalf of Chucktaylor following the Closing.

4.19 Consent Decrees And Voluntary Agreements. Prior to the Effective Time, Chucktaylor will, and prior to the consummation of the Distribution or a Chuck Disposition will cause the Chucktaylor Subsidiaries to, perform all obligations required to be performed by it under the Consent Decrees and Voluntary Agreements.

4.20 Employee Matters. (a) Together with the delivery of the Closing Date Positive Net Worth Statement, Chucktaylor will also provide Victory with a copy of Section 4.20(a) of the Chucktaylor Disclosure Letter, which sets forth the name of each individual (i) employed by or providing services to Chucktaylor or any Chucktaylor Subsidiary (other than employees of Chuck or Chuck’s Subsidiaries) at the time Chucktaylor delivers the Closing Date Positive Net Worth Statement and/or (ii) with respect to whom Chucktaylor or any Chucktaylor Subsidiary may have any severance and/or other known and estimable Liabilities or obligations at or following the Effective Time with respect to such individual’s service with Chucktaylor or any Chucktaylor Subsidiary prior to the Effective Time, in each case, individually identifying (A) all of the agreements, arrangements and other instruments which may give rise to any such Liability or obligation to make payments, provide benefits, or set aside amounts payable, to or on behalf of such individual at or following the Effective Time (including in connection with any termination of employment or service of such individual) and (B) the amount of payments and benefits due to or on behalf of each such individual (together, the “Employee-Related Liabilities”). Any and all Employee-Related Liabilities will be included in the Closing Date Positive Net Worth Statement.

(b) Chucktaylor will take all action necessary to provide that, as of immediately prior to the Effective Time, (i) the employment of each employee or service provider of Chucktaylor or any Chucktaylor Subsidiary (other than employees of Chuck or Chuck’s Subsidiaries) has been either transferred to Chuck or terminated by Chucktaylor, (ii) none of Victory, the Surviving Company or any of their respective Affiliates will employ or have any Liability or obligation to employ any employee or engage any service provider, (iii) except as set forth in Section 4.20(a) of the Chucktaylor Disclosure Letter, all benefit-related plans, programs, agreements and arrangements in effect prior to the Effective Time have been terminated and all Liabilities and obligations under such arrangements have been extinguished so that none of Victory, the Surviving Company or any of their respective Affiliates have any Liabilities or obligations under such arrangements, provided that any Liability or obligation under an arrangement set forth in Section 4.20(a) of the Chucktaylor Disclosure Letter will be deemed to be an Employee-Related Liability, and (iv) Chuck and its Affiliates (for the avoidance of doubt, excluding Victory and its Subsidiaries) will assume and retain all Liability with respect to the actions contemplated by the immediately preceding clauses (i) through (iii). Notwithstanding anything to the contrary contained in this Agreement, Chucktaylor will cause Chuck to take all action necessary to provide that Chuck will retain and be responsible for (A) all Liabilities in respect of Chucktaylor Compensation And Benefit Plans incurred prior to, on or following the Closing (including severance claims, claims under medical, life insurance and disability benefit plans and policies, workers’ compensation claims and similar claims), (B) any Controlled Group Liability, and (C) all Liabilities relating to the employment or termination of employment or service by Chucktaylor, the Surviving Company or any of their respective Affiliates of any current or former employees or consultants of Chuck, Chucktaylor or any of their respective Affiliates.

4.21 Restructuring Transactions. Prior to the Effective Time, Chucktaylor will, and will cause the Chucktaylor Subsidiaries to, take the actions described on Section 4.21 of the Chucktaylor Disclosure Letter (the “Restructuring Transactions”). Chucktaylor will consult with Victory regarding the manner and status of the implementation of the Restructuring Transactions and will provide Victory with copies of all agreements or other documents to be executed in connection with such transactions prior to such execution and will consider in good faith any comments made by Victory in respect of such documents.

4.22 ZYPS. The ZYPS outstanding as of the date of this Agreement will be repaid, redeemed, settled, released or cancelled in accordance with the terms thereof prior to the Effective Time, and no Person will have any right to redeem, convert or require the purchase of any ZYPS.

4.23 Payment and Releases. (a) Prior to the consummation of the Distribution or the Chuck Disposition, (i) Victory will pay to Subsidiaries of Chuck the amounts set forth on Section 4.23(a) of the Chucktaylor Disclosure Letter and (ii) Victory will, and Chucktaylor will cause Chuck to, execute and deliver a duly executed release, substantially in the form attached hereto as Exhibit G-1, pursuant to which Chuck and Victory release each other from and waive any claims in respect of the matters set forth on Section 4.23(a) of the Chucktaylor Disclosure Letter.

(b) Prior to the Effective Time, Victory and Chucktaylor will execute and deliver a duly executed release, substantially in the form attached hereto as Exhibit G-2, pursuant to which Victory will release Chucktaylor from and waive any claims in respect of the matters set forth on Section 4.23(b) of the Chucktaylor Disclosure Letter.

V. CONDITIONS

5.01 Joint Conditions. The respective obligation of Victory and Chucktaylor to effect the Merger is subject to the satisfaction at or prior to the Effective Time or waiver (to the extent permitted by Law) of the following conditions:

(a) (i) there shall be no Law in effect that makes consummation of the Transactions illegal or otherwise prohibited or (ii) no Governmental Authority having competent jurisdiction shall have issued an Order or taken any other action restraining, enjoining or otherwise prohibiting any of the Transactions;

(b) the Distribution or Chuck Disposition shall have occurred at least one day prior to the Closing Date;

(c) the Chucktaylor Shareholder Approval shall have been obtained at the Chucktaylor Shareholder Meeting (including any postponement or adjournment thereof);

(d) the Victory Stockholder Approval shall have been obtained at the Victory Stockholder Meeting (including any postponement or adjournment thereof);

(e) the Victory Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ, subject to notice of official issuance;

(f) the Victory Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order;

(g) neither Chucktaylor nor Victory shall have published a press release or made any other public statement to the effect that the Chucktaylor SEC

Filings or financial statements contained therein or the Victory SEC Filings or financial statements contained therein, as applicable, may no longer be relied upon or that it or any Governmental Authority has commenced an investigation into the reliability or accuracy of any of its financial statements or otherwise to the extent material with respect to Chucktaylor or Victory, as the case may be; and

(h) the Escrow Agreement shall be in full force and effect and will be in a form and substance reasonably satisfactory to each of the Parties thereto.

5.02 Conditions To The Obligation Of Chucktaylor. The obligation of Chucktaylor to effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions (each of which is for the exclusive benefit of Chucktaylor and may be waived by Chucktaylor to the extent permitted by applicable Law):

(a) all covenants of Victory under this Agreement and the Other Transaction Agreements to be performed on or before the Closing shall have been duly performed by Victory in all material respects;

(b) the representations and warranties of Victory in this Agreement, which for purposes of this paragraph will be read as though none of them contain any materiality, Victory MAE or similar qualifications, shall be true and correct in all respects as of the Closing with the same effect as though made as of the Closing (except that any representation and warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not in the aggregate be reasonably expected to result in a Victory MAE, and Chucktaylor shall have received a certificate of Victory addressed to Chucktaylor and dated as of the Closing Date, signed on behalf of Victory by an officer of Victory (on Victory’s behalf and without personal liability), confirming the matters set forth in Section 5.02(a) and this Section 5.02(b);

(c) Since the date of this Agreement, there shall have been no circumstance, change, development, condition or event that, individually or in the aggregate, has had or would reasonably be likely to have a Victory MAE;

(d) Victory shall have filed all periodic reports required to be filed by it with the Commission on a timely basis; and

(e) Chucktaylor shall have received from Weil, Gotshal & Manges LLP, counsel to Chucktaylor, on the Closing Date, a written opinion dated as of such date in form and substance reasonably satisfactory to Chucktaylor, to the effect that, for U.S. federal income tax purposes, the Merger should be treated as a reorganization qualifying under Section 368(a) of the Code. In rendering such opinion, counsel to Chucktaylor will be entitled to rely upon representations of officers of Chucktaylor and Victory in substantially the forms in Section 4.17 of the Chucktaylor Disclosure Letter and Section 4.17 of the Victory Disclosure Letter, respectively (allowing for such amendments to the representations as counsel to Chucktaylor deems necessary.

5.03 Conditions To The Obligation Of Victory. The obligation of Victory to effect the Merger is subject to the satisfaction of each of the following conditions (each of which is for the exclusive benefit of Victory and may be waived by Victory, to the extent permitted by applicable Law):

(a) all covenants of Chucktaylor under this Agreement and the Other Transaction Agreements to be performed on or before the Closing Date shall have been duly performed by Chucktaylor in all material respects;

(b) (i) the representations and warranties of Chucktaylor in Section 2.04(d) shall be true and correct in all respects as of the Closing Date with the same effect as if made on the Closing Date, (ii) all the other representations and warranties of Chucktaylor in this Agreement, which for purposes of this clause (ii) will be read as though none of them contain any materiality, Chucktaylor MAE or similar qualifications, shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (except that any representation and warranty made as of a date other than the date of this Agreement will continue on the Closing Date to be true and correct in all respects as of the specified date), except where the failure of the representations and warranties to be true and correct in all respects would not, in the aggregate result in a Chucktaylor MAE, and (iii) Victory shall have received a certificate of Chucktaylor addressed to Victory, and dated as of the Closing Date, signed on behalf of Chucktaylor by an officer of Chucktaylor (on Chucktaylor’s behalf and without personal liability), confirming the matters set forth in Section 5.03(a) and this Section 5.03(b);

(c) Victory shall have received (i) the Closing Date Positive Net Worth Statement confirming a Closing Date Positive Net Worth and (ii) a letter from Deloitte & Touche LLP providing comfort as to the methodologies used and calculated in the foregoing Closing Date Positive Net Worth Statement;

(d) Since the date of this Agreement, there shall have been no circumstance, change, development, condition or event that, individually or in the aggregate, has had or would reasonably be likely to have a Chuck MAE or a Chucktaylor MAE;

(e) Victory shall have been provided with copies of the written opinions as delivered to the board of directors of Chucktaylor, dated as of the date of the Chucktaylor board of directors approve the Distribution (or the Chuck Disposition, as applicable) and any opinions subsequently delivered to the board of directors of Chucktaylor from Chucktaylor’s advisor with respect to the Solvency and capital adequacy of Chuck (or, if the Chuck Disposition has been consummated, of the Acquiror) and Chucktaylor;

(f) the board of directors of Victory determines in good faith, after consulting with counsel (and consistent with the recommendation of the Special Committee), that there is no pending Action before any Governmental Authority (other than any pending or threatened Action instituted by or on behalf of any shareholder of Chucktaylor, Chuck or Victory resulting from or arising out of this Agreement, the Other Transaction Agreements, the Transactions, the Distribution Agreements or the Distribution) that, considering the merits of the claims, the available defenses (procedural and substantive) and the likelihood that the opposing parties will ultimately prevail, creates a Liability to Victory in excess of $10 million or a Chucktaylor MAE (after taking into account the indemnification obligations under the Distribution Agreement and the Escrow Agreement);

(g) Chucktaylor shall not have authorized or adopted, or publicly proposed, a plan of complete or partial liquidation or dissolution of itself;

(h) Chucktaylor shall have filed all periodic reports required to be filed by it with the Commission on a timely basis;

(i) If the Chuck Disposition is consummated, the Chuck Disposition Agreements shall incorporate all of the Chucktaylor Provisions;

(j) Victory shall have received letters of resignation, effective as of the Closing Date, from each of the designees of Chucktaylor to the board of directors of Victory other than those designated by Cadian pursuant to the Cadian Agreement;

(k) Victory shall have received from Jones Day, counsel to Victory, on the Closing Date, a written opinion dated as of such date in form and substance reasonably satisfactory to Victory, to the effect that, for U.S. federal income tax purposes, the Merger should be treated as a reorganization qualifying under Section 368(a) of the Code. In rendering such opinion, counsel to Victory will be entitled to rely upon representations of officers of Chucktaylor and Victory in substantially the forms in Section 4.17 of the Chucktaylor Disclosure Letter and Section 4.17 of the Victory Disclosure Letter, respectively (allowing for such amendments to the representations as counsel to Victory deems necessary); and

(l) those audits described in Section 2.10(b) of the Chucktaylor Disclosure Letter shall have been resolved before the Closing Date.

5.04 Frustration Of Closing Conditions. None of the Parties will be entitled to rely on the failure of any condition set forth herein to be satisfied if such failure was primarily due to the failure of any such Party to perform its obligations under this Agreement.

VI. TERMINATION AND ABANDONMENT

6.01 Basis For Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Victory and Chucktaylor;

(b) by either Victory or Chucktaylor:

(i) if, upon a vote at a duly held meeting of the Victory Stockholders to obtain the Victory Stockholder Approval or at any adjournment thereof, the Victory Stockholder Approval is not obtained;

(ii) if, upon a vote at a duly held meeting of the Chucktaylor Shareholders to obtain the Chucktaylor Shareholder Approval or at any adjournment thereof, the Chucktaylor Shareholder Approval is not obtained;

(iii) if, (A) upon a vote at a duly held meeting of the Chucktaylor Shareholders to obtain the Distribution Shareholder Approval or at any adjournment thereof, the Distribution Shareholder Approval is not obtained or, in the alternative, (B) upon a vote at a duly held meeting of the Chucktaylor Shareholders to obtain the Chuck Disposition Shareholder Approval or at any adjournment thereof, the Chuck Disposition Shareholder Approval is not obtained;

(iv) if the Distribution (or, in the alternative, the Chuck Disposition) does not occur on or prior to April 30, 2013;

(v) if the Closing does not occur on or prior to April 30, 2013; or

(vi) if (A) there is any Law that makes consummation of the Transactions illegal or otherwise prohibited or (B) any Governmental Authority having competent jurisdiction has issued an Order or taken any other action (which the terminating Party must have complied with its obligations hereunder to resist, resolve or lift) permanently restraining, enjoining or otherwise prohibiting any material component of the Transactions, and such Order or other action becomes final and non-appealable.

(c) by Victory:

(i) if Chucktaylor materially breaches any of its representations and warranties or covenants and agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Chucktaylor of such breach, provided that any breach of Section 4.10 of this Agreement will be deemed a material breach of this Agreement;

(ii) if any condition set forth in Section 5.01 or Section 5.03 becomes incapable of fulfillment, and has not been waived by Victory to the extent waivable under applicable law; provided, however, that in no event may Victory terminate this Agreement if a condition set forth in Section 5.01 becomes incapable of fulfillment due to a material breach by Victory of any of its representations, warranties or covenants set forth in this Agreement;

(iii) if the board of directors of Chucktaylor withdraws, or modifies in a manner adverse to Victory or Merger Sub or publicly proposes to withdraw or modify in a manner adverse to Victory or Merger Sub, its approval or recommendation of this Agreement or any of the Transactions, fails to recommend, or continue to recommend, that the Chucktaylor Shareholders give the Chucktaylor Shareholder Approval and the Chucktaylor Shareholder Approval is not obtained at a meeting duly called and held for purposes of seeking the Chucktaylor Shareholder Approval, or approves or recommends, or proposes publicly to approve or recommend, any Qualifying Chucktaylor Takeover Proposal;

(iv) if Chucktaylor shall have published a press release or made any other public statement to the effect that the Chucktaylor SEC Filings or the Chucktaylor Financial Statements may no longer be relied upon or that it or any Governmental Authority has commenced an investigation into the reliability or accuracy of any of the Chucktaylor Financial Statements or otherwise to the extent material; or

(v) if Chucktaylor shall have not have filed after the date of this Agreement all periodic reports required to be filed by it with the Commission on a timely basis.

(d) by Chucktaylor:

(i) if Victory or Merger Sub materially breaches any of its representations and warranties or covenants and agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to Victory of such breach; provided, that any breach of Section 4.11 of this Agreement will be deemed a material breach of this Agreement;

(ii) if any condition set forth in Section 5.01 or Section 5.02 become incapable of fulfillment, and has not been waived by Chucktaylor to the extent waivable under applicable law, provided, however, that in no event may Chucktaylor terminate this Agreement if a condition set forth in Section 5.01 becomes incapable of fulfillment due to a material breach by Chucktaylor of any of its representations, warranties or covenants set forth in this Agreement;

(iii) if the Special Committee, withdraws, or modifies in a manner adverse to Chucktaylor or publicly proposes to withdraw or modify in a manner adverse to Chucktaylor, its recommendation of this Agreement or any of the Transactions, fails to recommend, or continue to recommend, that the Victory Stockholders vote in favor of the Transactions and the Victory Stockholder Approval is not obtained at a meeting duly called and held for purposes of seeking the Victory Stockholder Approval, or approves or recommends, or proposes publicly to approve or recommend, any Qualifying Victory Proposal;

(iv) if Victory shall have published a press release or made any other public statement to the effect that the Victory SEC Filings or the Victory Financial Statements may no longer be relied upon or that it or any Governmental Authority has commenced an investigation into the reliability or accuracy of any of the Victory Financial Statements or otherwise to the extent material; or

(v) if Victory shall have not have filed after the date of this Agreement all periodic reports required to be filed by it with the Commission on a timely basis.

6.02 Effect Of Termination. (a) If this Agreement is terminated, the Transactions will terminate without further action by any Party, this Agreement will become void and of no further force and effect, except for the provisions of this Section 6.02 and Article VII (other than Section 7.12 which will terminate with the other provisions of this Agreement except as specifically provided herein) containing general provisions and the Parties will have the right and obligations set forth in the Governance and Repurchase Agreement. Nothing in this Article VI will be deemed to release any Party from any Liability for any knowing breach by such Party of any representation or warranty in this Agreement, or any deliberate breach of any covenant herein or therein, or to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement (whether or not the breach was willful or deliberate) that specifically survive such termination as set forth in the immediately preceding sentence. For the avoidance of doubt, receipt by Victory of a payment in accordance with the terms of Section 6.02(b) in circumstances in which Victory terminates this Agreement and receipt by Chucktaylor of a payment in accordance with the terms of Section 6.02(c) in circumstances in which Chucktaylor terminates this Agreement will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the terminating Party or any other Person in connection the matters forming the basis for such termination, and the terminating Party will not be entitled to bring or maintain further claim, action or proceeding against the other Party or any of its Affiliates arising out of such matters. For purposes of this Section 6.02(a), (i) a “knowing” breach of a representation and warranty will be deemed to have occurred only if an executive officer of the Party alleged to have breached the representation or warranty had actual knowledge of such breach as of the date hereof (without any independent duty of investigation or verification other than that such executive officer has made inquiry that such representations and warranties were made in good faith), (ii) a “deliberate” breach of any covenant will be deemed to have occurred only if the Party allegedly breaching the covenant took or failed to take action with actual knowledge that the action so taken or omitted to be taken constituted a breach of such covenant, and (iii) the term “executive officer” will have the meaning given to the term “officer” in Rule 16a-1(f) under the Exchange Act.

(b) Chucktaylor will pay to Victory:

(i) the Certified Victory Expenses if Victory terminates this Agreement pursuant to:

(A) Sections 6.01(c)(i), (iv) or (v); or

(B) Section 6.01(c)(ii) but solely as a result of a failure of any of the following Closing conditions becoming incapable of being fulfilled: Sections 5.01(g) (if based on Chucktaylor) or any condition set forth in Section 5.03 other than Section 5.03(f);

(ii) the Break-up Fee plus the Certified Victory Expenses if Victory terminates this Agreement pursuant to (A) Section 6.01(c)(i) as a result of a breach of Section 4.10 or (B) Section 6.01(c)(iii);

(c) Victory will pay to Chucktaylor:

(i) the Certified Chucktaylor Expenses if Chucktaylor terminates this Agreement pursuant to:

(A) Sections 6.01(d)(i), (iv) or (v); or

(B) Section 6.01(d)(ii) but solely as a result of a failure of any of the Closing conditions in Sections 5.01(g) (if based on Victory) and Section 5.02 becoming incapable of being fulfilled;

(ii) the Reverse Break-up Fee plus the Certified Chucktaylor Expenses if Chucktaylor terminates this Agreement pursuant to (A) Section 6.01(d)(i) as a result of a breach of Section 4.11 or (B) Section 6.01(d)(iii);

(d) Any fee due under Sections 6.02(b) or (c) will be paid promptly following termination of this Agreement by wire transfer of immediately available funds (to an account specified by Victory or Chucktaylor, as applicable). Upon payment of the termination fees in accordance with Section 6.02(b), Chucktaylor will have no further Liability to Victory or Merger Sub at Law or in equity under this Agreement except as set forth in Section 6.02(a), and upon payment of the termination fees in accordance with Section 6.02(c), Victory and Merger Sub will have no further Liability to Chucktaylor at Law or in equity under this Agreement except as set forth in Section 6.02(a).

VII. MISCELLANEOUS

7.01 Nonsurvival Of Representations, Warranties And Agreements. Except as provided in the next sentence, none of the representations, warranties and agreements in this Agreement will survive the Closing. Notwithstanding the preceding sentence, the covenants, representations and warranties of Chucktaylor (other than the representations contained in Section 2.10(a) through (d), (f) through (h), (j), (l), and (n)) will survive for a period of 18 months following the Closing in accordance with the Distribution Agreement and the Escrow Agreement.

7.02 Expenses. Except as otherwise provided in this Agreement or any of the Other Transaction Agreements, all fees and expenses incurred in connection with the

Transactions will be paid by the Party incurring such fees or expenses. For the avoidance of doubt any fees, costs and expenses with respect to the issuance of the solvency opinions to be delivered pursuant to Section 5.03(e) will be borne solely by Chucktaylor and any such fees, costs and expenses will be fully paid by Chucktaylor immediately prior to the Effective Time.

7.03 Entire Agreement. This Agreement and the Other Transaction Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter, which is hereby terminated and of no further force or effect. If there is a conflict between any provision of this Agreement and a provision of the Other Transaction Agreements, the provision of this Agreement will control unless specifically provided otherwise in this Agreement.

7.04 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, other than any choice of Law provisions thereof that would cause the Laws of another state to apply.

(b) By execution and delivery of this Agreement, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the Transactions, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any other court. Each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the Transactions in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.04(c).

7.05 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile or email, provided that the facsimile or email transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a) If to Victory or Merger Sub:

330 South Service Road

Melville, NY 11747

Attn: Chief Legal Officer

Facsimile: (631) 962-9623

Email: peter.fante@verint.com

with copies to (which will not constitute notice):

Jones Day

222 East 41st Street

New York, NY 10017

Attention: Randi C. Lesnick

Facsimile: (212) 755-7306

Email: rclesnick@jonesday.com

and

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attn: David S. Schaefer

Facsimile: (212) 407-0947

Email: dschaefer@loeb.com

(b) If to Chucktaylor:

810 Seventh Avenue

New York, NY 10019

Attention: Shefali Shah

Facsimile: (212) 739-1094

Email: Shefali.Shah@cmvt.com

with a copy to (which will not constitute notice):

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

Attention: David E. Zeltner, Esq.

Facsimile: (212) 822-5003

Email: dzeltner@milbank.com

or to such other address(es) as will be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 7.05.

7.06 Amendments and Waivers. (a) This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver will be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party (and, in the case of Victory, with the approval of or by the Special Committee). No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 7.06(a) and will be effective only to the extent in such writing specifically set forth.

7.07 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement. Notwithstanding the foregoing, the current and former directors and officers of Chucktaylor, are intended to be conferred with the rights and remedies set forth in Section 4.16 and will be express third party beneficiaries of Section 4.16.

7.08 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Parties. Except as provided in the preceding sentence, any attempted assignment or delegation will be void.

7.09 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement, the Victory Disclosure Letter or Chucktaylor Disclosure Letter will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement or the Victory Disclosure Letter or Chucktaylor Disclosure Letter will be by way of example rather than by limitation. The use of the words “or,” “either” or “any” will not be exclusive. The use of the words “deliver,” “furnish,” “made available” or “provide” will mean that, with respect to either Party, as the context requires, or its respective Representatives, that such documents or information referenced shall have been delivered to the other Party or its Representatives or contained in the electronic data room maintained by the Party delivering such information at least two Business Days prior to the date of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and the Other Transaction Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement or any Other Transaction Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

7.10 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

7.11 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party. No Party will raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

7.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity.

7.13 Disclosure Letters. There may be included in the Victory Disclosure Letter and/or the Chucktaylor Disclosure Letter items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material,” or to affect the interpretation of such term for purposes of this Agreement. Matters reflected in the Victory Disclosure Letter and the Chucktaylor Disclosure Letter are not necessarily limited to matters required by this Agreement to be disclosed therein. The Victory Disclosure Letter and the Chucktaylor Disclosure Letter set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Victory Disclosure Letter and the Chucktaylor Disclosure Letter, as applicable, relates; provided, however, that any information set forth in one Section of such disclosure letter will be deemed to apply to each other Section or subsection thereof to which its relevance is reasonably apparent on its face.

VIII. DEFINITIONS

For purposes of this Agreement, the following terms, when utilized in a capitalized form, will have the following meanings:

“Acquiror” has the meaning set forth in Section 4.10(f).

“Action” means any claim, action, suit, counter suit, hearing, written complaint or demand, litigation or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal, or, to the Knowledge of Chucktaylor, any investigation or audit by any such Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made; provided, however, that neither Victory nor its controlled Affiliates will be deemed to be an Affiliate of Chucktaylor for any purpose hereunder. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Approved Accounting Review Costs” has the meaning set forth in Section 4.03(b).

“Assets” means assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Average Closing Price” means the average (measured as a simple arithmetic mean) of the daily volume weighted averages of the trading prices of the Victory Common Stock on the NASDAQ Global Market, as reported as “VRNT” by Bloomberg L.P. (or any such equivalent calculation to which the Parties may agree in writing), for the 20 consecutive Trading Days ending on the second Trading Day immediately preceding the Closing Date; provided, however, that if an ex-dividend date is set for the Victory Common Stock during such period, then the trading price for a share of Victory Common Stock for each day during the portion of such period that precedes such ex-dividend date will be reduced by the amount of the dividend payable on a share of Victory Common Stock.

“Break-Up Fee” means $10 million, in immediately available funds.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States.

“Cadian Agreement” means the Letter Agreement, dated May 30, 2012, between Chucktaylor, Cadian Capital Management, LLC, Cadian Fund LP, Cadian Master Fund LP and Cadian GP LLC.

“Cash Unit Consideration” has the meaning set forth in Section 1.12(c).

“Certificate of Designation” means the Certificate of Designation, Preferences and Rights of the Victory Preferred Stock, filed with the Secretary of State of the State of Delaware on May 25, 2007, as may be amended from time to time.

“Certificates of Merger” has the meaning set forth in Section 1.02(b).

“Certified Chucktaylor Expenses” means Chucktaylor’s third party out-of-pocket costs and expenses relating to this Agreement, the Other Transaction Agreements and the Transactions as certified to Victory by an executive officer of Chucktaylor.

“Certified Victory Expenses” means Victory’s third party out-of-pocket costs and expenses relating to this Agreement, the Other Transaction Agreements and the Transactions as certified to Chucktaylor by an executive officer of Victory.

“Chuck” has the meaning set forth in the recitals to this Agreement.

“Chuck Disposition” has the meaning set forth in Section 4.10(f).

“Chuck Disposition Agreements” means all Contracts, and any amendments thereto, entered into by Chuck or Chucktaylor in respect of a Chuck Disposition, which will contain all of the Chucktaylor Provisions.

“Chuck Disposition Shareholder Approval” has the meaning set forth in Section 2.20(b).

“Chuck Form 10” has the meaning set forth in Section 4.07.

“Chuck MAE” means any circumstance, change, development, condition or event that has had or is reasonably likely to have, individually or in the aggregate, a material and adverse effect on the financial ability of Chuck or the Acquiror to promptly and fully satisfy any of its respective indemnity obligations in favor of Chucktaylor arising under any of the Distribution Agreements or the Chuck Disposition Agreements, as applicable.

“Chucktaylor” has the meaning set forth in the preamble to this Agreement.

“Chucktaylor Cash Unit” has the meaning set forth in Section 1.12(c).

“Chucktaylor Common Stock” has the meaning set forth in Section 2.04(a).

“Chucktaylor Compensation And Benefit Plans” has the meaning set forth in Section 2.08(a).

“Chucktaylor Contracts” has the meaning set forth in Section 2.07(a).

“Chucktaylor Disclosure Letter” means the disclosure letter delivered by Chucktaylor to Victory immediately prior to the execution of this Agreement.

“Chucktaylor Equity Interests” has the meaning set forth in Section 2.04(a).

“Chucktaylor Filings” means, collectively, the Chuck Form 10, the Chucktaylor Proxy Statement and the Distribution Proxy Statement.

“Chucktaylor Financial Statements” has the meaning set forth in Section 2.09(b).

“Chucktaylor MAE” means any circumstance, change, development, condition or event that with respect to Chucktaylor would or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the Assets, business, financial condition or results of operations of Victory and its Subsidiaries, as determined immediately following the Effective Time; provided that any circumstance, change, development, condition or event that would, or would reasonably be likely to, result, individually or in the aggregate, in monetary damages or other quantifiable Liabilities (other than Liabilities to Victory or Chucktaylor that are subject to indemnification obligations under the Distribution Agreement and the Escrow Agreement) equal to $10 million or more shall constitute a Chucktaylor MAE.

“Chucktaylor Option” has the meaning set forth in Section 1.12(a).

“Chucktaylor Provisions” has the meaning set forth in Section 4.14.

“Chucktaylor Proxy Statement” has the meaning set forth in Section 4.07.

“Chucktaylor SEC Filings” has the meaning set forth in Section 2.09(a).

“Chucktaylor Shareholders” means the holders of Chucktaylor Common Stock

“Chucktaylor Shareholder Approval” has the meaning set forth in Section 2.14.

“Chucktaylor Shareholder Meeting” has the meaning set forth in Section 4.09.

“Chucktaylor Subsidiary” means, at the time of determination each Subsidiary of Chucktaylor, other than Victory and its Subsidiaries.

“Chucktaylor Superior Proposal” has the meaning set forth in Section 4.10(f)(ii).

“Chucktaylor Unit” has the meaning set forth in Section 1.12(b).

“Closing” has the meaning set forth in Section 1.01.

“Closing Date” has the meaning set forth in Section 1.01.

“Closing Date Positive Net Worth” means that the Retained Assets shall exceed the Retained Liabilities by any amount.

“Closing Date Positive Net Worth Statement” has the meaning set forth in Section 4.03(b).

“Code” means the Internal Revenue Code of 1986 (or any successor statute), as amended from time to time, and the Treasury Regulations promulgated thereunder.

“Commission” means the Securities and Exchange Commission.

“Confidentiality Agreement” means the written confidentiality agreement previously entered into by Victory and Chucktaylor and any amendments thereto.

“Controlled Group Liability” means any and all Liabilities (a) under Title IV of ERISA, (b) under Section 302 of ERISA, (c) under Sections 412 and 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, or (e) under corresponding or similar provisions of foreign Laws under any employee benefit plan of Chuck, Chucktaylor or any of their respective Affiliates.

“Consent Decrees and Voluntary Agreements” has the meaning set forth in Section 2.06(b).

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contracts” means any contract, agreement, lease, license, sales order, purchase order, instrument or other commitment, whether written or oral, that is binding on any Person or any part of its property.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Agreement” means the agreement between Chucktaylor and Chuck in the form of Exhibit C.

“Distribution Agreements” means the Distribution Agreement, the Transition Services Agreement, the Tax Disaffiliation Agreement, the Employee Matters Agreement and, in each case, any amendments thereto.

“Distribution Proxy Statement” has the meaning set forth in Section 4.07.

“Distribution Shareholder Approval” has the meaning set forth in Section 2.20(a).

“Distribution Shareholder Meeting” means a meeting of Chucktaylor Shareholders that Chucktaylor has duly called, given notice of, convened and held for the purpose of obtaining the Distribution Shareholder Approval.

“Effective Time” has the meaning set forth in Section 1.02(b).

“Employee Matters Agreement” means the agreement between Chucktaylor and Chuck in the form of Exhibit D.

“Employee-Related Liabilities” has the meaning set forth in Section 4.20(a).

“Environmental Claim” means any Action by any Person alleging Liability (including Liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, fines or penalties) for any Environmental Conditions.

“Environmental Conditions” means the presence in the environment, including the soil, groundwater, surface water or ambient air, of any Hazardous Materials at a level which exceeds any applicable standard or threshold under any Environmental Law or otherwise requires investigation or remediation (including investigation, study, health or risk assessment, monitoring, removal, treatment or transport) under any applicable Environmental Laws.

“Environmental Laws” means all Laws of any Governmental Authority that relate to the protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) including Laws or any other binding legal obligation in effect now or in the future relating to the release of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, or to the exposure of any individual to a release of Hazardous Materials.

“Enforceability Exception” has the meaning set forth in Section 2.02.

“Equity-Based Awards” has the meaning set forth in Section 3.04.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to an entity, any trade or business (whether or not incorporated) (a) under common control (within the meaning of Section 4001(b)(1) of ERISA) with such entity, or (b) which, together with such entity, is treated as a single employer under Section 414(t) of the Code.

“Escrow Agreement” has the meaning set forth in the recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.04.

“Exchange Fund” has the meaning set forth in Section 1.04.

“Exchange Ratio” means the quotient obtained by dividing (a) the sum of (i) the number of Fully Diluted Chucktaylor Shares and (ii) the quotient obtained by dividing the Target Amount by the Average Closing Price and rounding to the nearest 1/10,000, by (b) the sum of (i) the number of shares of Chucktaylor Common Stock outstanding as of the Closing Date plus (ii) the number of Chucktaylor Units that will be canceled immediately prior to the Effective Time pursuant to Section 1.12(b).

“FIRPTA Certificate” has the meaning set forth in Section 4.18.

“Fully Diluted Chucktaylor Shares” means (a) the number of shares of Victory Common Stock owned by Chucktaylor and outstanding as of the Closing, plus (b) the number of shares of Victory Common Stock obtained by multiplying (i) the number of shares of Victory Preferred Stock owned by Chucktaylor as of the Closing, by (ii) the quotient obtained by dividing the Liquidation Preference (as defined in the Certificate of Designations) as of the Closing by $32.66, plus (c) the number of shares of Victory Common Stock obtained by dividing the amount, if any, by which the Retained Assets exceed the Retained Liabilities immediately prior to the Effective Time (up to $10 million), by the Average Closing Price.

“GAAP” means United States generally accepted accounting principles, as consistently applied by Victory and Chucktaylor, as applicable, in the preparation of its consolidated financial statements.

“Governance and Repurchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Governmental Approvals” means any notices, reports or other filings to be made, or any Consents, registrations, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, hazardous substances, petroleum and petroleum products or any fraction thereof, including such substances referred to by such terms as defined in any Environmental Laws.

“Indemnitees” has the meaning set forth in Section 4.16(a).

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) inventions and discoveries (whether or not patentable or reduced to practice), patents, patent applications, invention disclosures, and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, extensions and reexaminations thereof, (b) trademarks, service marks, domain names, uniform resource locators, trade dress, slogans, logos, symbols, trade names, brand names and other identifiers of source or goodwill, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith, (c) published and unpublished works of authorship, whether copyrightable or not (including computer software), copyrights therein and thereto, registrations, applications, renewals and extensions therefor, industrial designs, mask works, and any and all rights associated therewith, (d) trade secrets and all other proprietary Information (including know-how) and invention rights, and all rights to limit the use or disclosure thereof, (e) rights of privacy and publicity, and (f) any and all other intellectual property under the Laws of any country throughout the world.

“IRS” means the Internal Revenue Service.

“Known” or “Knowledge” means, in the case of Chucktaylor, the actual knowledge following reasonable inquiry of the persons listed in Section 8.01 of the Chucktaylor Disclosure Letter as of the date of the representation, and, in the case of Victory, the actual knowledge following reasonable inquiry of the persons listed in Section 8.01 of the Victory Disclosure Letter as of the date of the representation.

“Law” means any statute, law, ordinance, regulation, rule, code or other requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Taxes payable by a Person in connection with compensatory payments to employees or independent contractors).

“Measurement Date” has the meaning set forth in Section 3.04.

“Merger” has the meaning set forth in Section 1.02(a).

“Merger Consideration” has the meaning set forth in Section 1.03(d).

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“NASDAQ” means The NASDAQ Stock Market.

“NYBCL” means the Business Corporation Law of the State of New York.

“Option Consideration” has the meaning set forth in Section 1.12(a).

“Order” means any orders, judgments, injunctions, awards, decrees, writs or other legally enforceable requirement handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Authority.

“Other Transaction Agreements” means the Voting Agreement and the Governance and Repurchase Agreement.

“Parties” means Chucktaylor, Victory and Merger Sub.

“Permits” means all permits, approvals, licenses, authorizations, certificates, rights, exemptions and Orders from Governmental Authorities.

“Permitted Encumbrances” means (a) Security Interests for current Taxes not yet due and payable, or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been made in accordance with GAAP or (b) any Security Interest created as a result of any action taken by or through Victory or its Subsidiaries.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Qualifying Chucktaylor Takeover Proposal” has the meaning set forth in Section 4.10(f)(i).

“Qualifying Victory Proposal” has the meaning set forth in Section 4.11(f)(i).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into surface water, groundwater, land surface or subsurface strata or ambient air (including the abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Representatives” means with respect to any Person, such Person’s officers, employees, agents, advisors, directors and other representatives.

“Restructuring Transactions” has the meaning set forth in Section 4.21.

“Retained Assets” means, as of the Closing Date, all unrestricted cash and cash equivalents of Chucktaylor.

“Retained Deferred Tax Assets” means, as of the Closing Date, all deferred Tax Assets of Chucktaylor of any nature, other than deferred Tax Assets directly related to net operating loss carryforwards, that are required to be reflected on a balance sheet prepared in accordance with GAAP, prior to reducing such deferred Tax Assets for any valuation allowance that is required to be reflected on a balance sheet prepared in accordance with GAAP.

“Retained Deferred Tax Liabilities” means, as of the Closing Date, all deferred Tax Liabilities of Chucktaylor of any nature, other than any deferred Tax Liability associated with Chucktaylor’s investment in Victory. The term Retained Deferred Tax Liabilities, shall not include (i) any Tax Liability resulting from Chucktaylor’s disposition of Victory Preferred Stock and/or Victory Common Stock and (ii) Tax Liabilities related to Tax contingencies or Tax exposures booked pursuant to FASB Interpretation No. 48, Accounting Standards Codification 740-10 or any other similar provision that are required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP.

“Retained Liabilities” means as of the Closing Date, the sum, without duplication, of (a) all Liabilities, obligations or commitments of Chucktaylor of any nature that are required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP other than (i) Retained Deferred Tax Liabilities, (ii) Tax Liabilities and (iii) Tax contingencies and Tax exposures booked pursuant to FASB Interpretation No. 48, Accounting Standards Codification 740-10 or any other similar provision, plus (b) all Employee-Related Liabilities, plus (c) the Victory Disposition Tax, plus (d) the amount, if any, by which the Retained Deferred Tax Liabilities exceeds the Retained Deferred Tax Assets by more than $1,000,000, plus (e) the excess, if any, of the current Tax Liabilities not subject to indemnification by Chuck pursuant to the Tax Disaffiliation Agreement over current Tax Assets not refundable to Chuck pursuant to the Tax Disaffiliation Agreement, minus (f) the excess, if any, of the current Tax Assets not refundable to Chuck pursuant to the Tax Disaffiliation Agreement over current Tax Liabilities not subject to indemnification by Chuck pursuant to the Tax Disaffiliation

Agreement, minus (g) 50% of the Approved Accounting Review Costs. For the avoidance of doubt, Tax Liabilities subject to indemnification by Chuck pursuant to the Tax Disaffiliation Agreement and Tax Assets refundable to Chuck pursuant to the Tax Disaffiliation Agreement shall, in all cases, be excluded from the calculation of Retained Liabilities.

“Retained Tax Assets” means, as of the Closing Date, all Tax Assets of Chucktaylor of any nature, other than Tax Assets directly related to net operating loss carryforwards, that are required to be reflected on a balance sheet prepared in accordance with GAAP, prior to reducing such Tax Assets for any valuation allowance that is required to be reflected on a balance sheet prepared in accordance with GAAP.

“Retained Tax Liabilities” means, as of the Closing Date, all Tax Liabilities of Chucktaylor of any nature, other than (a) Tax Liabilities related to Tax contingencies or Tax exposures booked pursuant to FASB Interpretation No. 48, Accounting Standards Codification 740-10 or any other similar provision, (b) any Tax Liability associated with Chucktaylor’s investment in Victory and (c) any Tax Liability resulting from Chucktaylor’s disposition of Victory Preferred Stock and/or Victory Common Stock that are required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP.

“Reverse Break-Up Fee” means $10 million, in immediately available funds.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, indenture, right to acquire, right of first refusal, deed of trust, licenses to third parties, leases to third parties, security agreements, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance and other restrictions or limitations on use of real or personal property of any nature whatsoever.

“Special Committee” has the meaning set forth in the recitals to this Agreement.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable federal Laws governing determinations of the insolvency of debtors and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature.

“SOX” has the meaning set forth in Section 2.09(a).

“Subsidiary” of any Person means another Person (other than a natural Person), of which such Person owns directly or indirectly (a) an aggregate amount of the voting securities, other voting ownership or voting partnership interests to elect at least a majority of the Board of Directors or other governing body or, (b) if there are no such voting interests, 50% or more of the equity interests therein; provided, however, that neither Victory nor its Subsidiaries will be deemed to be a Subsidiary of Chucktaylor for any purpose hereunder.

“Surviving Company” has the meaning set forth in Section 1.02(a).

“Takeover Statute” has the meaning set forth in Section 4.03(d).

“Target Amount” means (a) $25 million if the Distribution or the Chuck Disposition occurs on or prior to October 31, 2012, (b) $15 million if the Distribution or the Chuck Disposition occurs after October 31, 2012 and on or prior to January 31, 2013, (c) $5 million if the Distribution or the Chuck Disposition occurs after January 31, 2013 and on or prior to April 30, 2013, and (d) notwithstanding the foregoing clauses (a)-(c), $0.00 if, as of immediately prior to the Effective Time, Chucktaylor is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act and on an as exercised and fully diluted basis) of less than 50% of all Voting Securities (on an as exercised and fully diluted basis), unless such reduction in Chucktaylor’s beneficial ownership of Voting Securities is directly caused by the issuance of Voting Securities by Victory after the date of this Agreement.

“Tax” or “Taxes” means (a) all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a federal, state, municipal, governmental, territorial, local, foreign or other body, and without limiting the generality of the foregoing, shall include net income, gross income, gross receipts, sales, use, value added, ad valorem, transfer, recording, franchise, profits, license, lease, service, service use, payroll, wage, withholding, employment, unemployment insurance, workers compensation, social security, excise, severance, stamp, business license, escheat, business organization, occupation, premium, property, environmental, windfall profits, customs, duties, alternative minimum, estimated or other taxes, fees, premiums, assessments or charges of any kind whatever assessed, collected, imposed or administered by any Tax Authority, together with any related interest and any penalties, additions to such tax or additional amounts imposed with respect thereto by such Tax Authority, (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Authority” means the IRS or any Governmental Authority responsible for the assessment, collection, imposition or administration of any Taxes.

“Tax Disaffiliation Agreement” means the Tax Disaffiliation Agreement, between Chucktaylor and Chuck, in substantially the form of Exhibit E.

“Tax Returns” means all reports, returns, filings, declaration forms, claims for refunds and statements filed or required to be filed with respect to Taxes, including any amendments thereto (whether on a separate, consolidated or unitary basis).

“Trading Day” means any day on which there are sales of Victory Common Stock on the NASDAQ composite tape.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Other Transaction Agreements.

“Transition Services Agreement” means the Transition Services Agreement between Chucktaylor and Chuck, in substantially the form of Exhibit F.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“Unit Consideration” has the meaning set forth in Section 1.12(b).

“Victory” has the meaning set forth in the preamble to this Agreement.

“Victory Accounting Obligations” means the obligation of Victory under relevant accounting guidance to account for the Merger in a manner that would require Victory to replace Victory’s consolidated historical financial statements with the consolidated financial statements of Chucktaylor in filings with the Commission following the Closing.

“Victory Common Stock” has the meaning set forth in Section 3.04.

“Victory Disclosure Letter” means the disclosure letter delivered by Victory to Chucktaylor immediately prior to the execution of this Agreement.

“Victory Disposition Tax” means an amount equal to 35% of any gain recognized by Chucktaylor on the sale of Victory Preferred Stock and/or Victory Common Stock.

“Victory Equity Interests” has the meaning set forth in Section 3.04.

“Victory Filings” means, collectively, the Victory Proxy Statement and the Victory Form S-4.

“Victory Financial Statements” has the meaning set forth in Section 3.07(b).

“Victory Form S-4” has the meaning set forth in Section 4.07.

“Victory MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the Assets, business, financial condition or results of operations of Victory and its Subsidiaries taken as a whole or materially impairs, prevents or delays the ability of Victory to consummate the Merger and the other Transactions to be performed or consummated by Victory pursuant to this Agreement; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether a Victory MAE has occurred or would reasonably be expected to occur: (i) any conditions in the industry in which Victory competes in general; (ii) any conditions in the United States general economy or the general economy in other geographic areas in which Victory operates; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (v) compliance by Victory and Merger Sub with their respective covenants in this Agreement; (vi) the failure of the financial or operating performance of Victory to meet internal forecasts or budgets for any period prior to, on or after the date of this Agreement (but the underlying reason for the failure to meet such forecasts or budgets may be considered); (vii) any action taken or omitted to be taken by or at the request or with the consent of Chucktaylor; (viii) effects or conditions resulting from the announcement of this Agreement or the Transactions; (ix) changes in Laws or accounting principles; or (x) changes in the trading price or trading volume of Victory Common Stock (but the underlying reason for such changes may be considered); provided, further, that with respect to clauses (i), (ii), (iii), (iv) or (ix), such matter will be considered to the extent that it disproportionately affects Victory as compared to similarly situated businesses operating in the same industry and geographic areas as Victory operates.

“Victory Material Contracts” means each Contract that Victory would be required to be filed as an exhibit to an Annual Report on Form 10-K under the Exchange Act if such report was filed by Victory with the Commission on the date hereof.

“Victory Options” has the meaning set forth in Section 3.04.

“Victory Preferred Stock” has the meaning set forth in Section 3.04.

“Victory Proxy Statement” has the meaning set forth in Section 4.07.

“Victory SEC Filings” has the meaning set forth in Section 3.07(a).

“Victory Stockholder Approval” has the meaning set forth in Section 3.11(a).

“Victory Stockholder Meeting” has the meaning set forth in Section 4.08.

“Victory Stockholders” means the holders of Victory Common Stock.

“Victory Stock Issuance” has the meaning set forth in Section 1.03(d).

“Victory Superior Proposal” has the meaning set forth in Section 4.11(f)(ii).

“Voting Agreement” has the meaning set forth in the recitals to this Agreement.

“Voting Securities” means any and all shares of capital stock of Victory and securities issued in respect thereof that are entitled to vote generally in the election of directors, including the Victory Common Stock and the Victory Preferred Stock.

“ZYPS” means, collectively, the Zero Yield Puttable Securities due May 15, 2023, issued by Chucktaylor pursuant to the indenture dated as of May 7, 2003 between Chucktaylor and JPMorgan Chase Bank, N.A. and the New Zero Yield Puttable Securities due May 15, 2023, issued by Chucktaylor pursuant to the indenture dated as of January 26, 2005 between Chucktaylor and JPMorgan Chase Bank, N.A.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

VERINT SYSTEMS INC.

By:	/s/ Dan Bodner
Name:	Dan Bodner
Title:	President and Chief Executive Officer

COMVERSE TECHNOLOGY, INC.

By:	/s/ Charles J. Burdick
Name:	Charles J. Burdick
Title:	Chief Executive Officer

VICTORY ACQUISITION I LLC

By:	/s/ Peter Fante
Name:	Peter Fante
Title:	Vice President and Secretary

[Signature Page to the Agreement and Plan of Merger]